EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER


                            DATED AS OF MARCH 8, 1998


                                      AMONG


                    QWEST COMMUNICATIONS INTERNATIONAL INC.,


                         QWEST 1998-L ACQUISITION CORP.


                                       AND


                             LCI INTERNATIONAL, INC.



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                                TABLE OF CONTENTS



                                    ARTICLE I

                                    THE MERGER...............................  2

         1.1      The Merger.................................................  2
         1.2      Closing....................................................  2
         1.3      Effective Time.............................................  2
         1.4      Effects of the Merger......................................  2
         1.5      Certificate of Incorporation...............................  2
         1.6      By-Laws....................................................  3
         1.7      Officers and Directors of Surviving Corporation............  3
         1.8      Effect on Capital Stock....................................  3
         1.9      Voting Agreement...........................................  4

                                   ARTICLE II

                            EXCHANGE OF CERTIFICATES.........................  4

         2.1      Exchange Fund..............................................  4
         2.2      Exchange Procedures........................................  4
         2.3      Distributions with Respect to Unexchanged Shares...........  5
         2.4      No Further Ownership Rights in LCI Common Stock............  5
         2.5      No Fractional Shares of Qwest Common Stock.................  5
         2.6      Termination of Exchange Fund...............................  6
         2.7      No Liability...............................................  6
         2.8      Investment of the Exchange Fund............................  6
         2.9      Lost Certificates..........................................  6
         2.10     Withholding Rights.........................................  7
         2.11     Further Assurances.........................................  7
         2.12     Stock Transfer Books.......................................  7

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES......................  8

         3.1      Representations and Warranties of LCI......................  8
                  (a)     Organization, Standing and Power...................  8
                  (b)     Capital Structure..................................  8
                  (c)     Authority; No Conflicts............................  9
                  (d)     Reports and Financial Statements................... 11
                  (e)     Information Supplied............................... 12
                  (f)     Board Approval..................................... 12

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                                                                            Page

                  (g)     Vote Required...................................... 13
                  (h)     Rights Agreement................................... 13
                  (i)     Brokers or Finders................................. 13
                  (j)     Opinion of LCI Financial Advisor................... 13
                  (k)     Affiliate Letter................................... 13
         3.2      Representations and Warranties of Qwest.................... 13
                  (a)     Organization, Standing and Power................... 13
                  (b)     Capital Structure.................................. 14
                  (c)     Authority; No Conflicts............................ 15
                  (d)     Reports and Financial Statements................... 16
                  (e)     Information Supplied............................... 17
                  (f)     Board Approval..................................... 17
                  (g)     Vote Required...................................... 17
                  (h)     Brokers or Finders................................. 18
         3.3      Representations and Warranties of Qwest and Merger Sub..... 18
                  (a)     Organization and Corporate Power................... 18
                  (b)     Corporate Authorization............................ 18
                  (c)     Non-Contravention.................................. 18
                  (d)     No Business Activities............................. 18

                                   ARTICLE IV

                    COVENANTS RELATING TO CONDUCT OF BUSINESS................ 19

         4.1      Covenants of LCI........................................... 19
                  (a)     Ordinary Course.................................... 19
                  (b)     Dividends; Changes in Share Capital................ 19
                  (c)     Issuance of Securities............................. 20
                  (d)     Governing Documents................................ 20
                  (e)     No Acquisitions.................................... 20
                  (f)     No Dispositions.................................... 20
                  (g)     Investments; Indebtedness.......................... 21
                  (h)     Tax-Free Qualification............................. 21
                  (i)     Compensation....................................... 21
                  (j)     Other Actions...................................... 21
                  (k)     Accounting Methods; Income Tax Elections........... 21
                  (l)     Rights Agreement................................... 22
         4.2      Covenants of Qwest......................................... 22
                  (a)     Ordinary Course.................................... 22
                  (b)     Dividends; Changes in Share Capital................ 22
                  (c)     Issuance of Securities............................. 23
                  (d)     Governing Documents................................ 23
                  (e)     No Acquisitions.................................... 23
                  (f)     No Dispositions.................................... 23

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                                                                            Page

                (g)     Investments.........................................  24
                (h)     Tax-Free Qualification..............................  24
                (i)     Other Actions.......................................  24
                (j)     Accounting Methods; Income Tax Elections............  24
         4.3    Advice of Changes; Governmental Filings.....................  24
         4.4    Transition Planning.........................................  25
         4.5    Control of Other Party's Business...........................  25

                                  ARTICLE V

                            ADDITIONAL AGREEMENTS...........................  25

         5.1    Preparation of Proxy Statement; LCI Stockholders Meeting....  25
         5.2    Qwest Board of Directors....................................  26
         5.3    Access to Information.......................................  27
         5.4    Best Efforts................................................  27
         5.5    Acquisition Proposals.......................................  29
         5.6    Assumption of LCI Stock Options; Other Stock Plans;
                Employee Benefits Matters...................................  30
         5.7    Fees and Expenses...........................................  31
         5.8    Directors' and Officers' Indemnification and Insurance......  31
         5.9    Rights Agreement............................................  31
         5.10   Public Announcements........................................  32
         5.11   Accountants' Letters........................................  32
         5.12   Listing of Shares of Qwest Common Stock.....................  32
         5.13   Voting Trust................................................  32

                                 ARTICLE VI

                            CONDITIONS PRECEDENT............................  32

         6.1    Conditions to Each Party's Obligation to Effect the Merger..  32
                (a)     Stockholder Approval................................  33
                (b)     No Injunctions or Restraints, Illegality............  33
                (c)     FCC and Public Utility Commission Approvals.........  33
                (d)     HSR Act.............................................  33
                (e)     NASDAQ Listing......................................  33
                (f)     Effectiveness of the Form S-4.......................  33
         6.2    Additional Conditions to Obligations of Qwest and Merger Sub. 33
                (a)     Representations and Warranties......................  33
                (b)     Performance of Obligations of LCI...................  33
                (c)     Tax Opinion.........................................  34
         6.3    Additional Conditions to Obligations of LCI.................  34
                (a)     Representations and Warranties......................  34

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                                                                            Page

                  (b)     Performance of Obligations of Qwest................ 34
                  (c)     Tax Opinion........................................ 34

                                   ARTICLE VII

                            TERMINATION AND AMENDMENT........................ 35

         7.1      Termination................................................ 35
         7.2      Effect of Termination...................................... 36
         7.3      Amendment.................................................. 37
         7.4      Extension; Waiver.......................................... 37

                                  ARTICLE VIII

                               GENERAL PROVISIONS............................ 38

         8.1      Non-Survival of Representations, Warranties and Agreements. 38
         8.2      Notices.................................................... 38
         8.3      Interpretation............................................. 39
         8.4      Counterparts............................................... 39
         8.5      Entire Agreement; No Third Party Beneficiaries............. 40
         8.6      Governing Law.............................................. 40
         8.7      Severability............................................... 40
         8.8      Assignment................................................. 40
         8.9      Submission to Jurisdiction; Waivers........................ 40
         8.10     Enforcement................................................ 41
         8.11     Definitions................................................ 41
         8.12     Other Agreements........................................... 42

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                                                                            Page


                                LIST OF EXHIBITS


EXHIBIT                                   TITLE

1.9                       Form of Voting Agreement
5.6                       Assumption of LCI Stock Options and LCI Warrant
6.2(c)(1)                 Form of Qwest Tax Opinion
6.2(c)(2)                 Form of Qwest Representations Letter
6.2(c)(3)                 Form of LCI Representations Letter
6.3(c)(1)                 Form of LCI Tax Opinion

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                             GLOSSARY DEFINED TERMS


Definition                                                Location of Definition

Acquisition Proposal.................................................Section 5.5
Adjustment Election...............................................Section 7.1(i)
Adjustment Election Period........................................Section 7.1(i)
Affiliate Agreement...............................................Section 3.1(k)
Agreement...............................................................Preamble
Average Price.....................................................Section 1.8(a)
Benefit Plans....................................................Section 8.11(a)
Blue Sky Laws................................................Section 3.1(c)(iii)
Board Approval....................................................Section 3.1(f)
Board of Directors...............................................Section 8.11(b)
Business Day.....................................................Section 8.11(c)
Certificate.......................................................Section 1.8(b)
Closing..............................................................Section 1.2
Closing Date.........................................................Section 1.2
Code....................................................................Recitals
Communications Act...........................................Section 3.1(c)(iii)
Confidentiality Agreement............................................Section 5.3
Delaware Certificate of Merger.......................................Section 1.3
Determination Date................................................Section 1.8(a)
DGCL.................................................................Section 1.1
DOJ...............................................................Section 5.4(b)
Effective Time.......................................................Section 1.3
ERISA............................................................Section 8.11(a)
Exchange Act.................................................Section 3.1(c)(iii)
Exchange Agent.......................................................Section 2.1
Exchange Fund........................................................Section 2.1
Exchange Ratio....................................................Section 1.8(a)
Expenses.............................................................Section 5.7
FCC..........................................................Section 3.1(c)(iii)
Form S-4..........................................................Section 5.1(a)
GAAP...........................................................Section 3.1(d)(i)
Governmental Entity..........................................Section 3.1(c)(iii)
HSR Act......................................................Section 3.1(c)(iii)
LCI.....................................................................Preamble
LCI Affiliate Letter..............................................Section 3.1(k)
LCI Benefit Plans................................................Section 5.6.(b)
LCI Common Stock........................................................Recitals
LCI Disclosure Schedule..............................................Section 3.1
LCI Draft Disclosures.........................................Section 3.1(d)(ii)
LCI Employees.....................................................Section 5.6(b)
LCI Evaluation Period.............................................Section 7.1(i)
LCI Financial Advisor.............................................Section 3.1(i)
LCI SEC Reports................................................Section 3.1(d)(i)
LCI Stockholders Meeting..........................................Section 5.1(b)
LCI Stock Option Plans.........................................Section 3.1(b)(i)
LCI Stock Options..............................................Section 3.1(b)(i)
LCI Transaction Information...................................Section 3.1(d)(ii)
LCI Voting Debt...............................................Section 3.1(b)(ii)

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LCI Warrant....................................................Section 3.1(b)(i)
Material Adverse Effect..........................................Section 8.11(d)
Merger..................................................................Recitals
Merger Consideration..............................................Section 1.8(a)
Merger Sub..............................................................Preamble
NASDAQ............................................................Section 1.8(a)
Person...........................................................Section 8.11(f)
Principal Stockholder...................................................Recitals
PUCs.........................................................Section 3.1(c)(iii)
Qwest...................................................................Preamble
Qwest Charter Amendment........................................Section 3.2(c)(i)
Qwest Common Stock......................................................Recitals
Qwest Disclosure Schedule............................................Section 3.2
Qwest Draft Disclosures.......................................Section 3.2(d)(ii)
Qwest Financial Advisor...........................................Section 3.2(h)
Qwest SEC Reports.............................................Section 3.2 (d)(i)
Qwest Stockholders Meeting........................................Section 5.1(c)
Qwest Transaction Information.................................Section 3.2(d)(ii)
Qwest Voting Debt.............................................Section 3.2(b)(ii)
Qwest Warrants.................................................Section 3.2(b)(i)
Regulatory Law....................................................Section 5.4(b)
Required Consents............................................Section 3.1(c)(iii)
Required LCI Vote.................................................Section 3.l(g)
Required Qwest Vote...............................................Section 3.2(g)
Rights.........................................................Section 3.1(b)(i)
Rights Agreement...............................................Section 3.1(b)(i)
Rule 145..........................................................Section 3.1(k)
SAS 72..............................................................Section 5.11
SEC............................................................Section 3.1(d)(i)
Securities Act...............................................Section 3.1(c)(iii)
Share Issuance.................................................Section 3.2(c)(i)
Subsidiary.......................................................Section 8.11(g)
Superior Proposal................................................Section 8.11(h)
Surviving Corporation................................................Section 1.1
Termination Date..................................................Section 7.1(b)
Termination Fee...................................................Section 7.2(b)
Termination Notice................................................Section 7.1(i)
the other party..................................................Section 8.11(e)
Violation.....................................................Section 3.1(c)(ii)
Voting Agreement.....................................................Section 1.9

                          AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER, dated as of March 8, 1998 (this "AGREEMENT"), among QWEST COMMUNICATIONS INTERNATIONAL INC., a Delaware corporation ("QWEST"), QWEST 1998-L ACQUISITION CORP., a Delaware corporation and a direct wholly-owned subsidiary of Qwest ("MERGER SUB"), and LCI INTERNATIONAL, INC., a Delaware corporation ("LCI").


                              W I T N E S S E T H:

          WHEREAS, the respective Boards of Directors of Qwest, Merger Sub and LCI have each determined that the merger of Merger Sub with and into LCI (the "MERGER") is in the best interests of their respective stockholders, and such Boards of Directors have approved such Merger, upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each outstanding share of common stock, par value $.01 per share, of LCI ("LCI COMMON STOCK") issued and outstanding immediately prior to the Effective Time (as defined in Section 1.3), other than shares owned or held directly or indirectly by Qwest or directly by LCI will be converted into the right to receive shares of common stock, par value $.01 per share, of Qwest ("QWEST COMMON STOCK") as set forth in
Section 1.8;

          WHEREAS, Qwest, Merger Sub and LCI desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby and also to prescribe various conditions to the transactions contemplated hereby;

          WHEREAS, Qwest, Merger Sub and LCI intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), and the regulations promulgated thereunder; and

          WHEREAS, concurrently herewith the record and beneficial owners of not less than 80% of the outstanding shares of Qwest Common Stock (collectively, the "PRINCIPAL STOCKHOLDER") has agreed to vote such shares in favor of the transactions contemplated hereby pursuant to the Voting Agreement (as defined in Section 1.9).

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

          1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Merger Sub shall be merged with and into LCI at the Effective Time. Following the Merger, the separate corporate existence of Merger Sub shall cease and LCI shall continue as the surviving corporation (the "SURVIVING CORPORATION") under the name "LCI International, Inc."

          1.2 CLOSING. The closing of the Merger (the "CLOSING") will take place on the second Business Day after the satisfaction or waiver (subject to applicable law) of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date) set forth in Article VI (the "CLOSING DATE"), PROVIDED, HOWEVER, that, if the Average Price is less than $26.9531, then the Closing shall not occur prior to (i) if LCI shall not deliver a Termination Notice (as defined in Section 7.1(i)) to Qwest in accordance with
Section 7.1(i), the second Business Day following the expiration of the LCI Evaluation Period (as defined in Section 7.1(i)) or (ii) if LCI shall deliver a Termination Notice to Qwest in accordance with Section 7.1(i), the second Business Day following the earlier of (A) Qwest's delivery of an Adjustment Election (as defined in Section 7.1(i)) and (B) the expiration of the Adjustment Election Period (as defined in Section 7.1(i)), in each case, unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of O'Melveny & Myers LLP, 153 East 53rd Street, New York, New York, 10022, unless another place is agreed to in writing by the parties hereto.

          1.3 EFFECTIVE TIME. As soon as practicable following the Closing, the parties shall (i) file a certificate of merger (the "DELAWARE CERTIFICATE OF MERGER") in such form as is required by and executed in accordance with the relevant provisions of the DGCL and (ii) make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Delaware Certificate of Merger is duly filed with the Delaware Secretary of State or at such subsequent time as Qwest and LCI shall agree and be specified in the Delaware Certificate of Merger (the date and time the Merger becomes effective being the "EFFECTIVE TIME").

          1.4 EFFECTS OF THE MERGER. At and after the Effective Time, the Merger will have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of LCI and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of LCI and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

          1.5 CERTIFICATE OF INCORPORATION. At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended in accordance with the DGCL such that the certificate of incorporation of the Surviving Corporation shall consist of the provisions of the certificate of incorporation of Merger Sub, except that Article I of the

Certificate of Incorporation of the Surviving Corporation shall be amended to read in its entirety as follows: "The name of this Corporation is `LCI International, Inc.'".

          1.6 BY-LAWS. The by-laws of Merger Sub as in effect at the Effective Time shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

          1.7 OFFICERS AND DIRECTORS OF SURVIVING CORPORATION. The officers of LCI as of the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be. The directors of Merger Sub as of the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or otherwise ceasing to be a director or until their respective successors are duly elected and qualified.

          1.8 EFFECT ON CAPITAL STOCK.

          (a) At the Effective Time by virtue of the Merger and without any action on the part of the holder thereof, each share of LCI Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of LCI Common Stock owned by Qwest or Merger Sub or held by LCI, all of which shall be canceled as provided in Section 1.8(c)) shall be converted into the right to receive that number of shares of Qwest Common Stock equal to the Exchange Ratio (as defined below) (the "MERGER CONSIDERATION"). "EXCHANGE RATIO" means the quotient (rounded to the nearest 1/10,000) determined by dividing $42 by the average (rounded to the nearest 1/10,000) (the "AVERAGE PRICE") of the volume weighted averages (rounded to the nearest 1/10,000) of the trading prices of Qwest Common Stock on the Nasdaq National Market ("NASDAQ"), as reported by Bloomberg Financial Markets (or such other source as the parties shall agree in writing), for each of the 15 consecutive trading days ending on the trading day immediately preceding the date on which all the conditions to Closing (other than conditions that, by their terms, cannot be satisfied until the Closing
Date) set forth in Article VI shall have been satisfied or waived (the "DETERMINATION DATE"); PROVIDED, that the Exchange Ratio shall not be less than
1.0625 or, unless Qwest shall have exercised its rights under Section 7.1(i), greater than 1.5583.

          (b) As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of LCI Common Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of LCI Common Stock (a "CERTIFICATE") (other than Merger Sub, Qwest and LCI) shall thereafter cease to have any rights with respect to such shares of LCI Common Stock, except the right to receive the applicable Merger Consideration in accordance with Article II upon the surrender of such certificate.

          (c) Each share of LCI Common Stock issued and owned or held by Qwest, Merger Sub or LCI at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be canceled and retired and no stock of Qwest or other consideration shall be delivered in exchange therefor.

          (d) Each share of common stock, par value $.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time, shall remain issued, outstanding and unchanged as validly issued, fully paid and nonassessable shares of common stock, par value $.01 per share, of the Surviving Corporation as of the Effective Time.

          1.9 VOTING AGREEMENT. Concurrently with the execution and delivery of this Agreement, LCI, and the Principal Stockholder are executing and delivering an agreement substantially in the form of Exhibit 1.9 hereto, pursuant to which, among other things, the Principal Stockholder is agreeing to vote all of the shares of Qwest Common Stock owned, beneficially or of record, by it to approve the Share Issuance and the Qwest Charter Amendment (as defined in Section 3.2(c)(i)).


                                   ARTICLE II

                            EXCHANGE OF CERTIFICATES

          2.1 EXCHANGE FUND. Prior to the Effective Time, Qwest shall appoint Chase Mellon Shareholder Services or another commercial bank or trust company having net capital of not less than $100,000,000, or a subsidiary thereof, to act as exchange agent hereunder for the purpose of exchanging Certificates for the Merger Consideration (the "EXCHANGE AGENT"). At or prior to the Effective Time, Qwest shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of LCI Common Stock, certificates representing the Qwest Common Stock issuable pursuant to Section 1.8 in exchange for outstanding shares of LCI Common Stock. Qwest agrees to make available to the Exchange Agent from time to time as needed, cash sufficient to pay cash in lieu of fractional shares pursuant to Section 2.5 and any dividends and other distributions pursuant to
Section 2.3. Any cash and certificates of Qwest Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the "EXCHANGE FUND".

          2.2 EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of a Certificate (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Qwest may reasonably specify and (ii) instructions for effecting the surrender of such Certificates in exchange for the applicable Merger Consideration. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) one or more shares of Qwest

Common Stock representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 1.8 (after taking into account all shares of LCI Common Stock then held by such holder) and (B) a check in the amount equal to the cash that such holder has the right to receive pursuant to the provisions of this Article II, including cash in lieu of any fractional shares of Qwest Common Stock pursuant to Section 2.5. No interest will be paid or will accrue on any cash payable pursuant to Section 2.3 or
Section 2.5. In the event of a transfer of ownership of LCI Common Stock which is not registered in the transfer records of LCI, one or more shares of Qwest Common Stock evidencing, in the aggregate, the proper number of shares of Qwest Common Stock, a check in the proper amount of cash in lieu of any fractional shares of Qwest Common Stock pursuant to Section 2.5 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.3, may be issued with respect to such LCI Common Stock to such a transferee if the Certificate representing such shares of LCI Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

          2.3 DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made with respect to shares of Qwest Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Qwest Common Stock that such holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional shares of Qwest Common Stock shall be paid to any such holder pursuant to Section 2.5 until such holder shall surrender such Certificate in accordance with Section 2.2. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to such holder of shares of Qwest Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of Qwest Common Stock to which such holder is entitled pursuant to Section 2.5 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Qwest Common Stock, and
(b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Qwest Common Stock.

          2.4 NO FURTHER OWNERSHIP RIGHTS IN LCI COMMON STOCK. All shares of Qwest Common Stock issued and cash paid upon conversion of shares of LCI Common Stock in accordance with the terms of Article I and this Article II (including any cash paid pursuant to Section 2.3 or 2.5) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of LCI Common Stock.

          2.5 NO FRACTIONAL SHARES OF QWEST COMMON STOCK.

          (a) No certificates or scrip or shares of Qwest Common Stock representing fractional shares of Qwest Common Stock shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a shareholder of Qwest or a holder of shares of Qwest Common Stock.

          (b) Notwithstanding any other provision of this Agreement, each holder of shares of LCI Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Qwest Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Qwest Common Stock multiplied by (ii) the last sales price per share of Qwest Common Stock reported on NASDAQ in THE WALL STREET JOURNAL, Eastern edition, with respect to the Closing Date. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Qwest, and Qwest shall cause the Surviving Corporation to deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

          2.6 TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for twelve months after the Effective Time shall be delivered to the Surviving Corporation or otherwise on the instruction of the Surviving Corporation, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and Qwest for the Merger Consideration with respect to the shares of LCI Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 1.8 and Section 2.2, any cash in lieu of fractional shares of Qwest Common Stock to which such holders are entitled pursuant to Section 2.5 and any dividends or distributions with respect to shares of Qwest Common Stock to which such holders are entitled pursuant to Section 2.3. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of LCI Common Stock five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity (as defined in Section 3.1(c)(iii))) shall, to the extent permitted by law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

          2.7 NO LIABILITY. None of Qwest, Merger Sub, LCI, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          2.8 INVESTMENT OF THE EXCHANGE FUND. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by the Surviving Corporation on a daily basis. Any interest and other income resulting from such investments shall promptly be paid to the Surviving Corporation.

          2.9 LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of LCI Common Stock formerly represented thereby, any cash in lieu of fractional shares of Qwest Common Stock, and unpaid dividends and distributions on shares of Qwest Common Stock deliverable in respect thereof, pursuant to this Agreement.

          2.10 WITHHOLDING RIGHTS. Each of the Surviving Corporation and Qwest shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of LCI Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Qwest, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of LCI Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Qwest, as the case may be.

          2.11 FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of LCI or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of LCI or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

          2.12 STOCK TRANSFER BOOKS. At the close of business, New York City time, on the day the Effective Time occurs, the stock transfer books of LCI shall be closed and there shall be no further registration of transfers of shares of LCI Common Stock thereafter on the records of LCI. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares of LCI Common Stock formerly represented thereby, except as otherwise provided herein or by law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Qwest for any reason shall be converted into the Merger Consideration with respect to the shares of LCI Common Stock formerly represented thereby, any cash in lieu of fractional shares of Qwest Common Stock to which the holders thereof are entitled pursuant to Section
2.5 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.3.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

          3.1 REPRESENTATIONS AND WARRANTIES OF LCI. Except as set forth in the LCI Disclosure Schedule delivered by LCI to Qwest prior to the execution of this Agreement (the "LCI DISCLOSURE SCHEDULE") (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein), LCI represents and warrants to Qwest as follows:

          (a) ORGANIZATION, STANDING AND POWER. Each of LCI and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify would not, either individually or in the aggregate, have a Material Adverse Effect (as defined in Section 8.11(d)) on LCI. The copies of the certificate of incorporation and by-laws of LCI which were previously furnished to Qwest are true, complete and correct copies of such documents as in effect on the date of this Agreement.

          (b) CAPITAL STRUCTURE.

              (i) As of February 28, 1998, the authorized capital stock of LCI consisted of (A) 300,000,000 shares of LCI Common Stock, of which 96,814,777 shares were outstanding and (B) 15,000,000 shares of Preferred Stock, par value $.01 per share, of which no shares were outstanding and 500,000 shares of which have been designated Junior Participating Preferred Stock and reserved for issuance upon exercise of the rights (the "RIGHTS") distributed to the holders of LCI Common Stock pursuant to Rights Agreement dated as of January 22, 1997, between LCI and Fifth Third Bank, as Rights Agent, as amended (the "RIGHTS AGREEMENT"). Since February 28, 1998 to the date of this Agreement, there have been no issuances of shares of the capital stock of LCI or any other securities of LCI other than issuances of shares (and accompanying Rights) pursuant to options or rights outstanding as of February 28, 1998 under the Benefit Plans (as defined in Section 8.11(a)) of LCI. All issued and outstanding shares of the capital stock of LCI are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock is entitled to preemptive rights. There were outstanding as of February 28, 1998 no options, warrants or other rights to acquire capital stock from LCI other than (x) the Rights, (y) options representing in the aggregate the right to purchase 14,302,838 shares of LCI Common Stock (collectively, the "LCI STOCK OPTIONS") under the LCI International, Inc. 1992 Stock Option Plan, LiTel Communications, Inc. 1993 Stock Option Plan, LCI International, Inc. 1994/1995 Stock Option Plan, LCI International, Inc. 1995/1996 Stock Option Plan, 1997/1998 LCI
     International, Inc. Stock Option Plan, LCI International, Inc. and Subsidiaries Nonqualified Stock Option Plan for Directors,

     USLD Communications Corp. 1990 Employee Stock Option Plan, and USLD Communications Corp. 1993 Non-Employee Director Plan, (collectively, the "LCI STOCK OPTION PLANS"), and (z) a warrant representing the right to purchase 75,760 shares of LCI Common Stock (the "LCI WARRANT"). As of February 28, 1998, LCI had further reserved 623,081 shares of LCI Common Stock for purchase pursuant to the LCI International, Inc. Amended and Restated Employee Stock Purchase Plan and 474,393 shares of LCI Common Stock for purchase pursuant to the LCI International 401(k) Savings Plan. Other than the associated Rights issued with the shares issued as described above and options or warrants or other rights to acquire no more than 100,000 shares of LCI Common Stock in the aggregate, no options or warrants or other rights to acquire capital stock from LCI have been issued or granted since February 28, 1998 to the date of this Agreement.

              (ii) As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of LCI having the right to vote on any matters on which stockholders may vote ("LCI VOTING DEBT") are issued or outstanding.

              (iii) Except as otherwise set forth in this Section  3.1(b) and as contemplated by Section 5.6, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which LCI or any of its Subsidiaries is a party or by which any of them is bound obligating LCI or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of LCI or any of its Subsidiaries or obligating LCI or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of LCI or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of LCI or any of its Subsidiaries.

          (c) AUTHORITY; NO CONFLICTS.

              (i) LCI has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject in the case of the consummation of the Merger to the adoption of this Agreement by the Required LCI Vote (as defined in Section 3.1(g)). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of LCI, subject in the case of the consummation of the Merger to the adoption of this Agreement by the Required LCI Vote. This Agreement has been duly executed and delivered by LCI and constitutes a valid and binding agreement of LCI, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally, by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

              (ii) The execution and delivery of this Agreement by LCI does not or will not, as the case may be, and the consummation of the Merger by LCI and the other transactions contemplated hereby will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on any assets (any such conflict, violation, default, right of termination, amendment, cancellation or acceleration, loss or creation, a "VIOLATION") pursuant to: (A) any provision of the certificate of incorporation or by-laws of LCI or any Subsidiary of LCI, or (B) except as would not have a Material Adverse Effect on LCI, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to LCI or any Subsidiary of LCI or their respective properties or assets.

              (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any supranational, national, state, municipal or local government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a
     "GOVERNMENTAL ENTITY"), is required by or with respect to LCI or any Subsidiary of LCI in connection with the execution and delivery of this Agreement by LCI or the consummation of the Merger and the other transactions contemplated hereby, except for those required under or in relation to (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), (B) the Communications Act of 1934, as amended (the "COMMUNICATIONS ACT"), and any rules, regulations, practices and policies promulgated by the Federal Communications Commission ("FCC"), (C) state securities or "blue sky" laws (the "BLUE SKY LAWS"), (D) the Securities Act of 1933, as amended (the "SECURITIES ACT"), (E) the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), (F) the DGCL with respect to the filing of the Delaware Certificate of Merger, (G) laws, rules, regulations, practices and orders of any state public service commissions ("PUCS"), foreign telecommunications regulatory agencies or similar state or foreign regulatory bodies, (H) rules and regulations of NASDAQ and the New York Stock Exchange, Inc. (the "NYSE"), (I) antitrust or other competition laws of other jurisdictions, and (J) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain would not have a Material Adverse Effect on LCI. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses (A) through (I) are hereinafter referred to as "REQUIRED CONSENTS."

          (d) REPORTS AND FINANCIAL STATEMENTS.

              (i) LCI has filed all required reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission (the "SEC") since January 1, 1997 (collectively, including all exhibits thereto, the "LCI SEC REPORTS"). No Subsidiary of LCI is required to file any form, report or other document with the SEC. None of the LCI SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the LCI SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of LCI and its Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with United States generally accepted accounting principles ("GAAP") consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal and recurring year-end adjustments that have not been and are not expected to be material in amount. All of such LCI SEC Reports, as of their respective dates (and as of the date of any amendment to the respective LCI SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

              (ii) LCI has made available to Qwest drafts of the consolidated financial statements of LCI and its Subsidiaries at and for the year ended December 31, 1997 of LCI and a proxy statement of LCI with respect to the proposed 1998 annual meeting of stockholders of LCI (each in the respective form thereof as of the date of this Agreement, collectively, the "LCI DRAFT DISCLOSURES"). To the knowledge of LCI, each of the LCI Draft Disclosures is in substantially final form, except that the LCI Draft Disclosures do not disclose any information with respect to this Agreement, the transactions contemplated hereby or the effect that this Agreement or such transactions might have on the business, financial condition or results of operations (actual, pro forma or projected) of LCI and its Subsidiaries (collectively, the "LCI TRANSACTION INFORMATION"). The LCI Draft Disclosures were not prepared for the purpose of providing to Qwest or any other Person any LCI Transaction Information. To the knowledge of LCI, except in each case with respect to LCI Transaction Information, (x) the draft proxy statement included in the LCI Draft Disclosures, as of the date of this Agreement, does not contain any untrue statement of a material fact and does not omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, (y) the draft financial statements (including the related notes) included in the LCI Draft Disclosures present fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of LCI and its Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved except as otherwise noted therein and (z) all of the LCI Draft Disclosures comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder.

              (iii) From December 31, 1997 until the date of this Agreement, LCI and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of LCI and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business or
     (B) liabilities that would not have a Material Adverse Effect on LCI and its Subsidiaries, taken together.

          (e) INFORMATION SUPPLIED.

              (i) None of the information supplied or to be supplied by LCI for inclusion or incorporation by reference in (A) the registration statement on Form S-4 (as defined in Section 5.1) to be filed with the SEC by Qwest in connection with the issuance of the Qwest Common Stock in the Merger will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (B) the Joint Proxy Statement/Prospectus (as defined in Section 5.1) included in the Form S-4 related to the LCI Stockholders Meeting and the Qwest Stockholders Meeting (each, as defined in Section 5.1) and the Qwest Common Stock to be issued in the Merger will, on the date it is first mailed to LCI stockholders or Qwest Stockholders or at the time of the LCI Stockholders Meeting or the Qwest Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

              (ii) Notwithstanding the foregoing provisions of this Section 3.1(e), no representation or warranty is made by LCI with respect to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement/Prospectus based on information supplied by Qwest for inclusion or incorporation by reference therein.

          (f) BOARD APPROVAL. The Board of Directors of LCI, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way (the "BOARD APPROVAL"), has duly (i) determined that this Agreement and the Merger are in the best interests of LCI and its stockholders,
(ii) approved this Agreement and the Merger and (iii) recommended that the stockholders of LCI approve this Agreement and the Merger. The LCI Board Approval constitutes approval of this Agreement and the Merger for purposes of
Section 203 of the DGCL.

          (g) VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding shares of LCI Common Stock to approve the Merger (the "REQUIRED LCI VOTE") is the only vote of the holders of any class or series of LCI capital stock necessary to adopt this Agreement and approve the transactions contemplated hereby (assuming that Qwest is not an "interested stockholder" of LCI under Section 203 of the DGCL immediately before the execution and delivery of this Agreement).

          (h) RIGHTS AGREEMENT. The Board of Directors of LCI has approved an amendment to the Rights Agreement to the effect that Qwest, Merger Sub and their affiliates shall not become an "Acquiring Person" (as defined in the Rights
Agreement) by reason of the execution of the Merger Agreement or the consummation of the Merger.

          (i) BROKERS OR FINDERS. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, except Lehman Brothers Inc. (the "LCI FINANCIAL ADVISOR"), whose fees and expenses will be paid by LCI in accordance with LCI's agreement with such firm, based upon arrangements made by or on behalf of LCI and previously disclosed to Qwest.

          (j) OPINION OF LCI FINANCIAL ADVISOR. LCI has received the opinion of the LCI Financial Advisor, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to the holders of LCI Common Stock, a copy of which opinion has been made available to Qwest.

          (k) AFFILIATE LETTER. On or prior to the date of the LCI Stockholder Meeting, LCI will deliver to Qwest a letter (the "LCI AFFILIATE LETTER") identifying all persons who are "affiliates" of LCI for purposes of Rule 145 under the Securities Act ("RULE 145"). On or prior to the Closing Date, LCI will use all reasonable efforts to cause each person identified as an "affiliate" in the LCI Affiliate Letter to deliver a written agreement (an "AFFILIATE AGREEMENT") in connection with restrictions on affiliates under Rule 145.

          3.2 REPRESENTATIONS AND WARRANTIES OF QWEST. Qwest represents and warrants to LCI as follows:

          (a) ORGANIZATION, STANDING AND POWER. Each of Qwest and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify or to be in good standing would not, either individually or in the aggregate, have a Material Adverse Effect on Qwest. The copies of the certificate of incorporation and by-laws of Qwest which were previously furnished to LCI are true, complete and correct copies of such documents as in effect on the date of this Agreement.

          (b) CAPITAL STRUCTURE.

              (i) As of February 28, 1998, the authorized capital stock of Qwest consisted of (A) 400,000,000 shares of Qwest Common Stock of which 206,669,874 shares were outstanding and in excess of 80% of such outstanding shares were held of record by the Principal Stockholder as of such date and (B) 25,000,000 shares of Preferred Stock, par value $.01 per share, of which no shares were outstanding. Since February 28, 1998 to the date of this Agreement, there have been no issuances of shares of the capital stock of Qwest or any other securities of Qwest other than issuances of shares pursuant to options or rights outstanding as of February 28, 1998 under the Benefit Plans (as defined in Section 8.11(h)) of Qwest. All issued and outstanding shares of the capital stock of Qwest are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock is entitled to preemptive rights. There were outstanding as of February 28, 1998 no options, warrants or other rights to acquire capital stock from Qwest other than (x) options representing in the aggregate the right to purchase 15,374,000 shares of Qwest Common Stock issued to current or former employees and directors of Qwest and its Subsidiaries pursuant to Qwest's Equity Incentive Plan, (y) warrants representing in the aggregate the right to purchase 8,600,000 shares of Qwest Common Stock issued by Qwest to Anschutz Family Investment Company LLC (the "QWEST WARRANTS") and (z) rights to acquire shares of Qwest Common Stock pursuant to the Amended and Restated Agreement and Plan of Merger dated as of December 3, 1997 among Phoenix Network, Inc., Qwest and a subsidiary of Qwest. Other than options or warrants or other rights to acquire no more than 1,800,000 shares of Qwest Common Stock in the aggregate, no options or warrants or other rights to acquire capital stock from Qwest have been issued or granted since February 28, 1998 to the date of this Agreement.

              (ii) As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of Qwest having the right to vote on any matters on which stockholders may vote ("QWEST VOTING DEBT") are issued or outstanding.

              (iii) Except as otherwise set forth in this Section 3.2(b), as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Qwest or any of its Subsidiaries is a party or by which any of them is bound obligating Qwest or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Qwest or any of its Subsidiaries or obligating Qwest or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of Qwest or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Qwest or any of its Subsidiaries.

          (c) AUTHORITY; NO CONFLICTS.

              (i) Qwest has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject, in the case of the issuance of the shares of Qwest Common Stock to be issued in the Merger (the "SHARE ISSUANCE"), to the adoption of this Agreement and the adoption of an amendment to the certificate of incorporation of Qwest increasing the number of authorized shares of Qwest Common Stock to not less than 600,000,000 shares (the "QWEST CHARTER AMENDMENT") by the Required Qwest Vote (as defined in Section 3.2(g)) and the filing of the Qwest Charter Amendment with the Delaware Secretary of State. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Qwest, subject to the approval by the stockholders of Qwest of the Share Issuance. This Agreement has been duly executed and delivered by Qwest and constitutes a valid and binding agreement of Qwest, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally, by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

              (ii) The  execution  and delivery of this  Agreement by Qwest does not or will not, as the case may be, and the consummation by Qwest of the Merger and the other transactions contemplated hereby will not, conflict with, or result in a Violation pursuant to: (A) any provision of the certificate of incorporation or by-laws of Qwest or any Subsidiary of Qwest, (B) except as would not have a Material Adverse Effect on Qwest, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Qwest or any Subsidiary of Qwest or their respective properties or assets.

              (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Qwest or any Subsidiary of Qwest in connection with the execution and delivery of this Agreement by Qwest or the consummation of the Merger and the other transactions contemplated hereby, except for the Required Consents and such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain would not have a Material Adverse Effect on Qwest.

          (d) REPORTS AND FINANCIAL STATEMENTS.

              (i) Qwest has filed all required reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 1997 (collectively, including all exhibits thereto, the "QWEST SEC REPORTS"). No Subsidiary of Qwest is required to file any form, report or other document with the SEC. None of the Qwest SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the financial statements (including the related notes) included in the Qwest SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Qwest and its Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal and recurring year-end adjustments that have not been and are not expected to be material in amount. All of such Qwest SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Qwest SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

              (ii) Qwest has made available to LCI drafts of the consolidated financial statements of Qwest and its Subsidiaries at and for the year ended December 31, 1997 of Qwest and a proxy statement of Qwest with respect to the proposed 1998 annual meeting of stockholders of Qwest (each in the respective form thereof as of the date of this Agreement, collectively, the "QWEST DRAFT DISCLOSURES"). To the knowledge of Qwest, each of the Qwest Draft Disclosures, including the financial statements included therein, is in substantially final form, except that the Qwest Draft Disclosures do not disclose any information with respect to this Agreement, the transactions contemplated hereby or the effect that this Agreement or such transactions might have on the business, financial condition or results of operations (actual, pro forma or projected) of Qwest and its Subsidiaries (collectively, the "QWEST TRANSACTION INFORMATION"). The Qwest Draft Disclosures were not prepared for the purpose of providing to LCI or any other Person any Qwest Transaction Information. To the knowledge of Qwest, except in each case with respect to Qwest Transaction Information, (x) the draft proxy statement included in the Qwest Draft Disclosures, as of the date of this Agreement, does not contain any untrue statement of a material fact and does not omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, (y) the draft financial statements (including the related notes) included in the Qwest Draft Disclosures present fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Qwest and its Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved except as otherwise noted therein and (z) all of the Qwest Draft Disclosures comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder.

              (iii) From December 31, 1997 until the date of this Agreement, Qwest and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of Qwest and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business or (B) liabilities that would not have a Material Adverse Effect on Qwest and its Subsidiaries, taken together.

          (e) INFORMATION SUPPLIED.

              (i) None of the information supplied or to be supplied by Qwest for inclusion or incorporation by reference in (A) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (B) the Joint Proxy Statement/Prospectus will, on the date it is first mailed to LCI stockholders or Qwest stockholders or at the time of the LCI Stockholders Meeting or the Qwest Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4 and the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

              (ii) Notwithstanding the foregoing provisions of this Section 3.2(e), no representation or warranty is made by Qwest with respect to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement/Prospectus based on information supplied by LCI for inclusion or incorporation by reference therein.

          (f) BOARD APPROVAL. The Board of Directors of Qwest, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Merger are in the best interests of Qwest and its stockholders, (ii) approved this Agreement and the Merger, (iii) approved the Qwest Charter Amendment and (iv) recommended that the stockholders of Qwest approve the Qwest Charter Amendment and the Share Issuance.

          (g) VOTE REQUIRED. The affirmative vote of holders of shares of Qwest Common Stock representing a majority of the outstanding Qwest Common Stock (in the case of the Qwest Charter Amendment) and of the total votes cast at a meeting of the holders of outstanding shares of Qwest Common Stock (in the case of the Share Issuance) (collectively, the "REQUIRED QWEST VOTE"), is the only vote of the holders of any class or series of Qwest capital stock necessary to approve the Qwest Charter Amendment and the Share Issuance.

          (h) BROKERS OR FINDERS. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Qwest, except Salomon Brothers Inc (the "QWEST FINANCIAL ADVISOR"), whose fees and expenses will be paid by Qwest in accordance with Qwest's agreement with such firm based upon arrangements made by or on behalf of Qwest and previously disclosed to LCI.

          (i) OPINION OF FINANCIAL ADVISOR. Qwest has received the opinion of the Qwest Financial Advisor, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to Qwest, a copy of which opinion has been made available to LCI.

          3.3 REPRESENTATIONS AND WARRANTIES OF QWEST AND MERGER SUB. Qwest and Merger Sub represent and warrant to LCI as follows:

          (a) ORGANIZATION AND CORPORATE POWER. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. Merger Sub is a direct wholly-owned subsidiary of Qwest.

          (b) CORPORATE AUTHORIZATION. Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub. This Agreement has been duly executed and delivered by Merger Sub and constitutes a valid and binding agreement of Merger Sub, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally, by general equity principles (regardless or whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

          (c) NON-CONTRAVENTION. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby do not and will not contravene or conflict with the certificate of incorporation or by-laws of Merger Sub.

          (d) NO BUSINESS ACTIVITIES. Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.


                                   ARTICLE IV

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

          4.1 COVENANTS OF LCI. During the period from the date of this Agreement and continuing until the Effective Time, LCI agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or as otherwise indicated on the LCI Disclosure Schedule or as required by a Governmental Entity of competent jurisdiction or to the extent that Qwest shall otherwise consent in writing):

          (a) ORDINARY COURSE.

              (i) LCI and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use all reasonable efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Time; PROVIDED, HOWEVER, that no action by LCI or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 4.1 shall be deemed a breach of this Section 4.1(a)(i) unless such action would constitute a breach of one or more of such other provisions.

              (ii) LCI shall not, and shall not permit any of its Subsidiaries to, (A) enter into any new material line of business or (B) incur or commit to any capital expenditures other than capital expenditures incurred or committed to in the ordinary course of business consistent with past practice and which, together with all such expenditures incurred or committed since January 1, 1998, are not in excess of the respective amounts by category or in the aggregate set forth in LCI's 1998 capital expenditure budget, as previously disclosed to Qwest or, if the Closing Date has not occurred prior to December 31, 1998, such additional amounts for any subsequent period as may be consented to by Qwest, such consent not to be unreasonably withheld, or, if Qwest shall not have so consented, an amount not greater than an amount equal to a pro rata portion of LCI's 1998 Capital Expenditure Budget.

          (b) DIVIDENDS; CHANGES IN SHARE CAPITAL. LCI shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except dividends by wholly owned Subsidiaries of LCI, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of LCI which remains a wholly owned Subsidiary after consummation of such transaction, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock except for the purchase from time to time by LCI of LCI Common Stock (and the associated Rights) in the ordinary course of business consistent with past practice in connection with the LCI Benefit Plans.

          (c) ISSUANCE OF SECURITIES. LCI shall not, and shall not permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any LCI Voting Debt or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares or LCI Voting Debt, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of LCI Common Stock (and the associated Rights) upon the exercise of LCI Warrants or stock options or in connection with other stock-based benefits plans outstanding on the date hereof in accordance with their present terms, (ii) issuances by a wholly owned Subsidiary of LCI of capital stock to such Subsidiary's parent, (iii) issuances in accordance with the Rights Agreement or (iv) issuances of shares, options, rights or other awards and amendments to equity-related awards in numbers not greater than those set forth in Section 4.1(c) of the LCI Disclosure Schedule.

          (d) GOVERNING DOCUMENTS. Except to the extent required to comply with their respective obligations hereunder, required by law or required by the rules and regulations of the NYSE, LCI and its material Subsidiaries shall not amend, in the case of Subsidiaries, in any material respect, or propose to so amend their respective certificates of incorporation, by-laws or other governing documents.

          (e) NO ACQUISITIONS. LCI shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (other than the acquisition of assets used in the operations of the business of LCI and its Subsidiaries in the ordinary course); PROVIDED, HOWEVER, that the foregoing shall not prohibit (x) internal reorganizations or consolidations involving existing Subsidiaries of LCI, (y) the creation of new Subsidiaries of LCI organized to conduct or continue activities otherwise permitted by this Agreement or (z) after September 8, 1998, acquisitions by LCI and its Subsidiaries the fair market value of the total consideration (including the value of indebtedness or other liability acquired or assumed) for which does not exceed $400 million in the aggregate.

          (f) NO DISPOSITIONS. Other than (i) internal reorganizations or consolidations involving existing Subsidiaries of LCI, (ii) dispositions referred to in LCI SEC Reports filed prior to the date of this Agreement, (iii) as may be required by or in conformance with law or regulation in order to permit or facilitate the consummation of the transactions contemplated hereby or
(iv) in the ordinary course of business, LCI shall not, and shall not permit any Subsidiary of LCI to, sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of LCI) which are material, individually or in the aggregate, to LCI.

          (g) INVESTMENTS; INDEBTEDNESS. LCI shall not, and shall not permit any of its Subsidiaries to, (i) other than in connection with actions permitted by
Section 4.1(e), make any loans, advances or capital contributions to, or investments in, any other Person, other than by LCI or a Subsidiary of LCI to or in LCI or any Subsidiary of LCI, (ii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than loans, advances, capital contributions, investments, payments, discharges or satisfactions incurred or committed to in the ordinary course of business consistent with past practice or (iii) other than in connection with actions permitted by Section 4.1(e), create, incur, assume or suffer to exist any indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of this Agreement except pursuant to the credit facilities, indentures and other arrangements in existence on the date of this Agreement and in the ordinary course of business, and any other indebtedness existing on the date of this Agreement, in each case as such credit facilities, indentures, other arrangements and other existing indebtedness may be amended, extended, modified, refunded, renewed or refinanced after the date of this Agreement, but only if the aggregate principal amount thereof is not increased thereby, the term thereof is not extended thereby and the other terms and conditions thereof, taken as a whole, are not less advantageous to LCI and its Subsidiaries than those in existence as of the date of this Agreement.

          (h) TAX-FREE QUALIFICATION. LCI shall not, and shall not permit any of its Subsidiaries to, take any action that would prevent or impede the Merger from qualifying as a reorganization under Section 368 of the Code.

          (i)  COMPENSATION.  Other than as  contemplated  by Section  5.6 or by
Schedule 4.1(i), LCI shall not, and shall not permit any of its Subsidiaries to, increase the amount of compensation of any senior executive officer except in the ordinary course of business consistent with past practice or as required by an existing agreement, make any increase in or commitment to increase any employee benefits, issue any additional LCI Stock Options, adopt or make any commitment to adopt any additional employee benefit plan or make any contribution, other than regularly scheduled contributions, to any Benefit Plan.

          (j) OTHER ACTIONS. LCI shall not, and shall not permit any of its Subsidiaries to, take any action that would, or that could reasonably be expected to, result in, except as otherwise permitted by Section 5.5, any of the conditions to the Merger set forth in Article VI not being satisfied.

          (k) ACCOUNTING METHODS; INCOME TAX ELECTIONS. Except as disclosed in LCI SEC Reports filed prior to the date of this Agreement, or as required by a Governmental Entity, LCI shall not change its methods of accounting in effect at December 31, 1997, except as required by changes in GAAP as concurred in by LCI's independent auditors. LCI shall not (i) change its fiscal year or (ii) make any material tax election, other than in the ordinary course of business consistent with past practice, without consultation with Qwest.

          (l) RIGHTS AGREEMENT. Except as provided in Section 5.9, LCI shall not amend, modify or waive any provision of the Rights Agreement, and shall not take any action to redeem the Rights or render the Rights inapplicable to any transaction, other than to permit another transaction that the LCI Board has determined is a Superior Proposal (as defined in Section 8.11), to be consummated after termination of this Agreement.

          4.2 COVENANTS OF QWEST. During the period from the date of this Agreement and continuing until the Effective Time, Qwest agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or as otherwise indicated on the Qwest Disclosure Schedule or as required by a Governmental Entity of competent jurisdiction or to the extent that LCI shall otherwise consent in writing):

          (a) ORDINARY COURSE.

              (i) Qwest and its  Subsidiaries  shall  carry on their  respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use all reasonable efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Time; PROVIDED, HOWEVER, that no action by Qwest or its Subsidiaries with respect to matters specifically addressed by any other provisions of this Section 4.2 shall be deemed a breach of this Section 4.2(a)(i) unless such action would constitute a breach of one or more of such other provisions.

              (ii) Qwest shall not, and shall not permit any of its Subsidiaries to, enter into any new material line of business that is not part of the communications business, other than incidentally as part of a larger acquisition within an existing line of business.

          (b) DIVIDENDS; CHANGES IN SHARE CAPITAL. Qwest shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except dividends by wholly owned Subsidiaries of Qwest, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of Qwest which remains a wholly owned Subsidiary after consummation of such transaction, (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock except for the purchase from time to time by Qwest of Qwest Common Stock in the ordinary course of business required by its 401(k) plan on a non-discretionary basis or in connection with rights to purchase shares directly from holders who received such shares in an acquisition by Qwest previously disclosed to LCI and permitted by Section 4.2(e).

          (c) ISSUANCE OF SECURITIES. Qwest shall not, and shall not permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Qwest Voting Debt or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares or Qwest Voting Debt, or enter into any agreement with respect to any of the foregoing, or amend the Qwest Warrants other than (i) the issuance of Qwest Common Stock upon the exercise of stock options, (ii) issuances by a wholly owned Subsidiary of Qwest of capital stock to such Subsidiary's parent or another wholly owned Subsidiary of Qwest, (iii) issuances of options, awards, and amendments to equity-related awards pursuant to Qwest benefit plans as in effect from time to time, or (iv) issuances in respect of any acquisitions, mergers, share exchanges, consolidations, business combinations or similar transactions by Qwest or its Subsidiaries permitted by Sections 4.2(e) and 4.2(k).

          (d) GOVERNING DOCUMENTS. Except to the extent required to comply with their respective obligations hereunder, required by law or required by the rules and regulations of NASDAQ, Qwest and its material Subsidiaries shall not amend, in the case of Subsidiaries, in any material respect, or propose to so amend their respective certificates of incorporation, by-laws or other governing documents, except that Merger Sub may amend its certificate of incorporation to increase the number of authorized shares of its common stock.

          (e) NO ACQUISITIONS. Other than acquisitions the fair market value of the total consideration (including the value of indebtedness or other liability acquired or assumed) for which does not exceed $1 billion in the aggregate, Qwest shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (other than the acquisition of assets used in the ordinary course); PROVIDED, HOWEVER, that the foregoing shall not prohibit (x) internal reorganizations or consolidations involving existing Subsidiaries of Qwest or
(y) the creation of new Subsidiaries of Qwest organized to conduct or continue activities otherwise permitted by this Agreement.

          (f) NO DISPOSITIONS. Other than (i) internal reorganizations or consolidations involving existing Subsidiaries of Qwest, (ii) dispositions referred to in Qwest SEC Reports filed prior to the date of this Agreement,
(iii) as may be required by or in conformance with law or regulation in order to permit or facilitate the consummation of the transactions contemplated hereby or
(iv) in the ordinary course of business, Qwest shall not, and shall not permit any Subsidiary of Qwest to, sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of Qwest) which are material, individually or in the aggregate, to Qwest.

          (g) INVESTMENTS. Other than in the ordinary course of business or as permitted by Section 4.2(e), Qwest shall not, and shall not permit any of its Subsidiaries to make any loans, advances or capital contributions to, or investments in, any other Person, other than by Qwest or a Subsidiary of Qwest to or in Qwest or any Subsidiary of Qwest.

          (h) TAX-FREE QUALIFICATION. Qwest shall not, and shall not permit any of its Subsidiaries to, take any action that would prevent or impede the Merger from qualifying as a reorganization under Section 368 of the Code.

          (i) OTHER ACTIONS. Qwest shall not, and shall not permit any of its Subsidiaries to, take any action that would, or that could reasonably be expected to, result in any of the conditions to the Merger set forth in Article VI not being satisfied.

          (j) ACCOUNTING METHODS; INCOME TAX ELECTIONS. Except as disclosed in Qwest SEC Reports filed prior to the date of this Agreement, or as required by a Governmental Entity, Qwest shall not change its methods of accounting in effect at December 31, 1997, except as required by changes in GAAP as concurred in by Qwest's independent auditors. Qwest shall not (i) change its fiscal year or (ii) make any material tax election, other than in the ordinary course of business consistent with past practice, without consultation with LCI.

          (k) Qwest agrees that prior to the Closing Date it shall not, without the prior written consent of LCI (such consent not to be unreasonably withheld), agree to enter into any merger, reorganization, share exchange, business combination or similar transaction pursuant to which any stockholder of Qwest shall receive any consideration (whether payable in cash, securities, property or other consideration) in exchange for its shares of Qwest Common Stock unless both (i) such transaction is not to be consummated until after the termination of this Agreement pursuant to Section 7.1 or the Effective Time and (ii) the consideration per share of Qwest Common Stock payable in connection therewith has a value, as reasonably determined by Qwest, of not less than $35-15/16.

          4.3 ADVICE OF CHANGES; GOVERNMENTAL FILINGS. Each party shall (a) confer on a regular and frequent basis with the other and (b) report (to the extent permitted by law or regulation or any applicable confidentiality agreement) on operational matters. LCI and Qwest shall file all reports required to be filed by each of them with the SEC (and all other Governmental Entities) between the date of this Agreement and the Effective Time and shall (to the extent permitted by law or regulation or any applicable confidentiality agreement) deliver to the other party copies of all such reports, announcements and publications promptly after the same are filed. Subject to applicable laws relating to the exchange of information, each of LCI and Qwest shall have the right to review in advance, and will consult with the other with respect to, all the information relating to the other party and each of their respective Subsidiaries, which appears in any filings, announcements or publications made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party agrees that, to the extent practicable and as timely as practicable, it will consult with, and provide all appropriate and necessary assistance to, the other party with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby.

          4.4 TRANSITION PLANNING; CONTINUED OPERATIONS OF LCI. LCI and Qwest shall each appoint four officers to serve from time to time as their respective representatives on a committee that will be responsible for coordinating transition planning and implementation relating to the Merger. The initial representatives of LCI shall be H. Brian Thompson, Joseph Lawrence, Larry Bowman and Marsh Hanno. The initial representatives of Qwest shall be Joseph P. Nacchio, Robert S. Woodruff, Lewis O. Wilks and Larry A. Seese. It is the current intention of Qwest that LCI will continue to operate LCI's offices and facilities in Fairfax County, Virginia and Dublin, Ohio.

          4.5 CONTROL OF OTHER PARTY'S BUSINESS. Nothing contained in this Agreement shall give LCI, directly or indirectly, the right to control or direct Qwest's operations prior to the Effective Time. Nothing contained in this Agreement shall give Qwest, directly or indirectly, the right to control or direct LCI's operations prior to the Effective Time. Prior to the Effective Time, each of LCI and Qwest shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.


                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

          5.1 PREPARATION OF PROXY STATEMENT; LCI STOCKHOLDERS MEETING.

          (a) As promptly as practicable following the date hereof, Qwest shall, in cooperation with LCI, prepare and file with the SEC preliminary proxy materials which shall constitute the Joint Proxy Statement/Prospectus (such proxy statement/prospectus, and any amendments or supplements thereto, the "JOINT PROXY STATEMENT/PROSPECTUS") and a registration statement on Form S-4 with respect to the issuance of Qwest Common Stock in the Merger (the "FORM S-4"). The Joint Proxy Statement/Prospectus will be included in the Form S-4 as Qwest's prospectus. The Form S-4 and the Joint Proxy Statement/Prospectus shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Each of Qwest and LCI shall use all reasonable efforts to have the Form S-4 cleared by the SEC as promptly as practicable after filing with the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Merger. Qwest shall, as promptly as practicable after receipt thereof, provide copies of any written comments received from the SEC with respect to the Joint Proxy Statement/Prospectus to LCI and advise LCI of any oral comments with respect to the Proxy Statement/Prospectus received from the SEC. Qwest agrees that none of the information supplied or to be supplied by Qwest for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the LCI Stockholders Meeting or the Qwest Stockholders Meeting, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. LCI agrees that none of the information supplied or to be supplied by LCI for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the LCI Stockholders Meeting or the Qwest Stockholders Meeting, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. For purposes of the foregoing, it is understood and agreed that information concerning or related to Qwest and the Qwest Stockholders Meeting will be deemed to have been supplied by Qwest and information concerning or related to LCI and the LCI Stockholders Meeting shall be deemed to have been supplied by LCI. Qwest will provide LCI with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement/Prospectus prior to filing such with the SEC, and will provide LCI with a copy of all such filings made with the SEC. No amendment or supplement to the information supplied by LCI for inclusion in the Joint Proxy Statement/Prospectus shall be made without the approval of LCI, which approval shall not be unreasonably withheld or delayed.

          (b) Subject to Sections 5.5 and 7.1(f), LCI shall, as promptly as practicable following the execution of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "LCI STOCKHOLDERS MEETING") for the purpose of obtaining the Required LCI Vote with respect to the transactions contemplated by this Agreement, shall take all lawful action to solicit the adoption of this Agreement by the Required LCI Vote and the Board of Directors of LCI shall recommend adoption of this Agreement by the stockholders of LCI. Without limiting the generality of the foregoing but subject to its rights pursuant to Sections 5.5 and 7.1(f), LCI agrees that its obligations pursuant to the first sentence of this Section 5.1(b) shall not be affected by the commencement, public proposal, public disclosure or communication to LCI of any Acquisition Proposal.

          (c) Qwest shall, as promptly as practicable following the execution of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders (the "QWEST STOCKHOLDERS MEETING") for the purpose of obtaining the Required Qwest Vote, shall take all lawful action to solicit the approval of the Share Issuance by the Required Qwest Vote and the Board of Directors of Qwest shall recommend approval of the transactions contemplated by this Agreement by the stockholders of Qwest.

          5.2 QWEST BOARD OF DIRECTORS. At or prior to the Effective Time, the Board of Directors of Qwest will take all action necessary to elect the Chief Executive Officer and one other director of LCI on the date of this Agreement selected by LCI as members of the Board of Directors of Qwest to serve until the end of the term beginning at the annual meeting of Qwest's stockholders in 1999. In the event that such Chief Executive Officer is so elected and agrees to serve as a director of Qwest, the Board of Directors of Qwest shall appoint him as Vice Chairman of Qwest.

          5.3 ACCESS TO INFORMATION. Upon reasonable notice, each party shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other party reasonable access during normal business hours, during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, such party shall (and shall cause its Subsidiaries to) furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of Federal or state securities laws, as applicable (other than documents which such party is not permitted to disclose under applicable law), and (b) consistent with its legal obligations, all other information concerning its business, properties and personnel as such other party may reasonably request; PROVIDED, HOWEVER, that either party may restrict the foregoing access to the extent that (i) a Governmental Entity requires such party or any of its Subsidiaries to restrict access to any properties or information reasonably related to any such contract on the basis of applicable laws and regulations with respect to national security matters or (ii) any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict access to any properties or information. The parties will hold any such information which is non-public in confidence to the extent required by, and in accordance with, the provisions of the letter dated February 25, 1998 between LCI and Qwest (the "CONFIDENTIALITY AGREEMENT"). Any investigation by Qwest or LCI shall not affect the representations and warranties of LCI or Qwest, as the case may be.

          5.4 BEST EFFORTS.

          (a) Subject to the terms and conditions of this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Nothing in this Section 5.4(a) shall require any of Qwest and its Subsidiaries to sell or otherwise dispose of, or permit the sale or other disposition of, any assets of Qwest, LCI or their respective Subsidiaries, whether as a condition to obtaining any approval from a Governmental Entity or any other Person or for any other reason, if Qwest reasonably determines that such sale or other disposition would have or is likely to have a Material Adverse Effect on Qwest and its Subsidiaries (including the Surviving
Corporation and its Subsidiaries), taken together, after giving effect to the Merger.

          (b)  Each of Qwest  and LCI  shall,  in  connection  with the  efforts referenced in Section 5.4(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Merger Agreement under the HSR Act or any other Regulatory Law (as defined below), use its best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the FCC, PUCs, the Antitrust Division of the Department of Justice (the "DOJ") or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the FCC, PUCs, the DOJ or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FCC, PUCs, the DOJ or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, "REGULATORY LAW" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the Federal Communications Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition, whether in the communications industry or otherwise through merger or acquisition.

          (c) In furtherance and not in limitation of the covenants of the parties contained in Sections 5.4(a) and 5.4(b), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law, each of Qwest and LCI shall cooperate in all respects with each other and use its respective best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.4 shall limit a party's right to terminate this Agreement pursuant to Section 7.1(b) or 7.1(c) so long as such party has up to then complied in all respects with its obligations under this Section 5.4.

          (d) If any objections are asserted with respect to the transactions contemplated hereby under any Regulatory Law or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Regulatory Law, each of Qwest and LCI shall use its best efforts to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such Regulatory Law so as to permit consummation of the transactions contemplated by this Agreement.

          (e) Each of Qwest, Merger Sub and LCI shall use its best efforts to cause the Merger to qualify and will not (both before and after consummation of the Merger) take any actions which to its knowledge could reasonably be expected to prevent the Merger from qualifying, as a reorganization under the provisions of Section 368 of the Code.

          5.5 ACQUISITION PROPOSALS. LCI agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and use its best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase or sale of all or any significant portion of the assets or more than 15% (or in the case of acquisition by an Institutional Investor (as defined in the Rights Plan) more than 20%) of the common stock of, it or any of its Subsidiaries (any such proposal or offer (other than a proposal or offer made by Qwest or an affiliate thereof) being hereinafter referred to as an "ACQUISITION PROPOSAL"). LCI further agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and use its best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, have any discussion with or provide any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal or accept an Acquisition Proposal. Notwithstanding the foregoing, LCI or its Board of Directors shall be permitted to (A) to the extent applicable, comply with Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to an Acquisition Proposal, (B) in response to an unsolicited bona fide written Acquisition Proposal by any Person, recommend approval of such an unsolicited bona fide written Acquisition Proposal to the stockholders of LCI or withdraw or modify in any adverse manner the Board Approval or (C) engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person, if and only to the extent that, in any such case as is referred to in clause (B) or
(C), (i) the LCI Stockholders Meeting shall not have occurred, (ii) the Board of Directors of LCI concludes in good faith that such Acquisition Proposal (x) in the case of clause (B) above would, if consummated, constitute a Superior Proposal or (y) in the case of clause (C) above could reasonably be expected to constitute a Superior Proposal, (iii) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, the LCI Board of Directors receives from such Person an executed confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement (except as to the standstill provisions, provided that if under the aforementioned circumstances LCI enters into any such confidentiality agreement without standstill provisions substantially similar to those contained in the Confidentiality Agreement, then Qwest shall to the extent of the difference be relieved of compliance with the Confidentiality Agreement's standstill provisions), and (iv) prior to providing any information or data to any Person or entering

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

into discussions or negotiations with any Person, the Board of Directors of LCI notifies Qwest promptly of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers. LCI agrees that it will keep Qwest informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations. LCI agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. LCI agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence of this Section 5.5 of the obligations undertaken in this Section 5.5. Nothing in this Section 5.5 shall (x) permit LCI to terminate this Agreement (except as specifically provided in Article VII hereof) or (y) affect any other obligation of LCI under this Agreement.

          5.6 ASSUMPTION OF LCI STOCK OPTIONS; OTHER STOCK PLANS; EMPLOYEE BENEFITS MATTERS.

          (a) Qwest shall assume the LCI Stock Options on the terms set forth in
Exhibit 5.6 hereto. LCI and Qwest agree that LCI's other stock plans and treatment of LCI's officers and employees shall be as set forth in Exhibit 5.6 hereto.

          (b) EMPLOYEE BENEFITS.

              (i) OBLIGATIONS OF QWEST; COMPARABILITY OF BENEFITS. Each Benefit Plan (as defined in Section 8.11(a)) as to which LCI or any of its Subsidiaries has any obligation with respect to any current or former employee (the "LCI EMPLOYEES")(the "LCI BENEFIT PLANS") shall be the obligations of Qwest and the Surviving Corporation at the Effective Time and for at least two years thereafter, Qwest shall, or shall cause the Surviving Corporation to, provide benefits, in the aggregate, that are no less favorable than the benefits provided, in the aggregate, under such Benefit Plans to the LCI Employees immediately prior to the Effective Time. Notwithstanding the foregoing, nothing herein shall require (A) the continuation of any particular LCI Benefit Plan or prevent the amendment or termination thereof (subject to the maintenance, in the aggregate, of the benefits as provided in the preceding sentence) or (B) require Qwest or the Surviving Corporation to continue or maintain any stock purchase or other equity plan related to the equity of LCI or the Surviving Corporation.

              (ii) PRE-EXISTING LIMITATIONS; DEDUCTIBLE; SERVICE CREDIT. With respect to any Benefit Plans of Qwest in which the LCI Employees participate effective as of the Closing Date, Qwest shall, or shall cause the Surviving Corporation to: (A) not impose any limitations more onerous than those currently in effect as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the LCI Employees under which any welfare Benefit Plan in which such employees may be eligible to participate after the Effective Time, (B) provide each LCI Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare Benefit Plan in which such employees may be eligible to participate after the Effective Time, and (C) recognize all service of the LCI Employees with LCI for all purposes (including, without limitation, purposes of eligibility to participate, vesting credit, entitlement for benefits, and benefit accrual) in any Benefit Plan in which such employees may be eligible to participate after the Effective Time, to the same extent taken into account under a comparable LCI Benefit Plan immediately prior to the Closing Date.

          5.7 FEES AND EXPENSES. Whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except
(a) if the Merger is consummated, the Surviving Corporation shall pay, or cause to be paid, any and all property or transfer taxes imposed on LCI or its Subsidiaries and any real property transfer tax imposed on any holder of shares of capital stock of LCI resulting from the Merger, (b) Expenses incurred in connection with the filing, printing and mailing of the Joint Proxy Statement/Prospectus, which shall be shared equally by Qwest and LCI and (c) as provided in Section 7.2. As used in this Agreement, "EXPENSES" includes all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Joint Proxy Statement/Prospectus and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

          5.8 DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE. The Surviving Corporation shall cause to be maintained in effect in its certificate of incorporation and by-laws (i) for a period of six years after the Effective Time, the current provisions regarding elimination of liability of directors and indemnification of officers, directors and employees contained in the certificate of incorporation and by-laws of LCI and (ii) for a period of six years, the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by LCI (PROVIDED that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time; PROVIDED, HOWEVER, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by LCI for such insurance; and, PROVIDED, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

          5.9 RIGHTS AGREEMENT. The Board of Directors of LCI shall take all further action (in addition to that referred to in Section 3.1(h)) necessary (including redeeming the Rights immediately prior to the Effective Time or amending the Rights Agreement) in order

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

to render the Rights inapplicable to the Merger and the other transactions contemplated by this Agreement.

          5.10 PUBLIC ANNOUNCEMENTS. LCI and Qwest shall use all reasonable efforts to develop a joint communications plan and each party shall use all reasonable efforts (i) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (ii) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

          5.11 ACCOUNTANTS' LETTERS. Upon reasonable notice from the other, LCI and Qwest shall use their respective reasonable best efforts to cause Arthur Andersen LLP and KPMG Peat Marwick LLP, respectively, to deliver to LCI or Qwest, as the case may be, a letter, dated within two business days of the Effective Time of the Form S-4 covering such matters as are requested by Qwest or LCI, as the case may be, and as are customarily addressed in accountant's "comfort" letters. In connection with LCI's efforts to obtain such letter, if requested by Arthur Andersen LLP, Qwest shall provide a representation letter to Arthur Andersen LLP complying with the statement on Auditing Standards No. 72 ("SAS 72"), if then required. In connection with Qwest's efforts to obtain such letter, if requested by KPMG Peat Marwick LLP, LCI shall provide a representation letter to KPMG Peat Marwick LLP complying with SAS 72, if then required.

          5.12 LISTING OF SHARES OF QWEST COMMON STOCK. Qwest shall use its best efforts to cause the shares of Qwest Common Stock to be issued in the Merger and the shares of Qwest Common Stock to be reserved for issuance upon exercise of the LCI Stock Options and LCI Warrants to be approved for quotation, upon official notice of issuance, on NASDAQ.

          5.13 VOTING TRUST. If at any time prior to the LCI Stockholders Meeting a third party shall make an unsolicited tender or exchange offer to acquire control of LCI, which offer is not recommended by LCI's Board of Directors, then Qwest and LCI will use their reasonable best efforts to consummate the transactions contemplated hereby by implementing a "voting trust" or similar structure permitting consummation of the transactions contemplated hereby prior to the receipt of final FCC and PUC approvals.


                                   ARTICLE VI

                              CONDITIONS PRECEDENT

          6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The obligations of LCI, Qwest and Merger Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a) STOCKHOLDER APPROVAL. (i) LCI shall have obtained the Required LCI Vote in connection with the adoption of this Agreement by the stockholders of LCI and (ii) Qwest shall have obtained the Required Qwest Vote in connection with the approval of the Share Issuance by the stockholders of Qwest.

          (b) NO INJUNCTIONS OR RESTRAINTS, ILLEGALITY. No Laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; PROVIDED, HOWEVER, that the provisions of this Section 6.1(b) shall not be available to any party whose failure to fulfill its obligations pursuant to
Section 5.4 shall have been the cause of, or shall have resulted in, such order or injunction.

          (c) FCC AND PUBLIC UTILITY COMMISSION APPROVALS. All approvals for the Merger from the FCC and from the PUCs shall have been obtained other than those the failure of which to be obtained would not reasonably be expected to have individually or in the aggregate a Material Adverse Effect on Qwest and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken together.

          (d) HSR ACT. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

          (e) NASDAQ LISTING. The shares of Qwest Common Stock to be issued in the Merger and such other shares to be reserved for issuance in connection with the Merger shall have been approved upon official notice of issuance for quotation on NASDAQ.

          (f) EFFECTIVENESS OF THE FORM S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

          6.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF QWEST AND MERGER SUB. The obligations of Qwest and Merger Sub to effect the Merger are subject to the satisfaction of, or waiver by Qwest, on or prior to the Closing Date of the following conditions:

          (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of LCI set forth in this Agreement that is qualified as to materiality shall have been true and correct on the date of this Agreement, and each of the representations and warranties of LCI that is not so qualified shall have been true and correct in all material respects on the date of this Agreement, and Qwest shall have received a certificate of the chief executive officer and the chief financial officer of LCI to such effect.

          (b) PERFORMANCE OF OBLIGATIONS OF LCI. LCI shall have performed or complied with all agreements and covenants required to be performed by it under this

Agreement at or prior to the Closing Date that are qualified as to materiality and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified as to materiality, and Qwest shall have received a certificate of the chief executive officer and the chief financial officer of LCI to such effect.

          (c) TAX OPINION. Qwest shall have received from O'Melveny & Myers LLP, counsel to Qwest, on the Closing Date, a written opinion dated as of such date substantially in the form of Exhibit 6.2(c)(1). In rendering such opinion, counsel to Qwest shall be entitled to rely upon representations of officers of Qwest and LCI substantially in the form of Exhibits 6.2(c)(2) and 6.2(c)(3) (allowing for such amendments to the representations as counsel to Qwest deems necessary).

          6.3 ADDITIONAL CONDITIONS TO OBLIGATIONS OF LCI. The obligations of LCI to effect the Merger are subject to the satisfaction of, or waiver by LCI, on or prior to the Closing Date of the following additional conditions:

          (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Qwest and Merger Sub set forth in this Agreement that is qualified as to materiality shall have been true and correct on the date of this Agreement, and each of the representations and warranties of each of Qwest and Merger Sub that is not so qualified shall have been true and correct in all material respects on the date of this Agreement, and LCI shall have received a certificate of the chief executive officer and the chief financial officer of Qwest to such effect.

          (b) PERFORMANCE OF OBLIGATIONS OF QWEST. Qwest shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to materiality and shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified as to materiality, and LCI shall have received a certificate of the chief executive officer and the chief financial officer of Qwest to such effect.

          (c) TAX OPINION. LCI shall have received from Kramer, Levin, Naftalis & Frankel, counsel to LCI, on the Closing Date, a written opinion dated as of such date substantially in the form of Exhibit 6.3(c)(1). In rendering such opinion, counsel to LCI shall be entitled to rely upon representations of officers of Qwest and LCI substantially in the form of Exhibits 6.2(c)(2) and 6.2(c)(3) (allowing for such amendments to the representations as counsel to LCI deems necessary).


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

                                   ARTICLE VII

                            TERMINATION AND AMENDMENT

          7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after approval of the matters presented in connection with the Merger by the stockholders of LCI or Qwest:

          (a) By mutual written consent of Qwest and LCI, by action of their respective Boards of Directors;

          (b) By either LCI or Qwest if the Effective Time shall not have occurred on or before the first anniversary of the date of this Agreement (the "TERMINATION DATE"); PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including without limitation Section 5.4) has to any extent been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

          (c) By either LCI or Qwest if any Governmental Entity (i) shall have issued an order, decree or ruling or taken any other action (which the parties shall have used their best efforts to resist, resolve or lift, as applicable, in accordance with Section 5.4) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable or (ii) shall have failed to issue an order, decree or ruling or to take any other action (which order, decree, ruling or other action the parties shall have used their best efforts to obtain, in accordance with Section 5.4), in each case (i) and (ii) which is necessary to fulfill the conditions set forth in subsections 6.1(c) and (d), as applicable, and such denial of a request to issue such order, decree, ruling or take such other action shall have become final and nonappealable; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to comply with Section 5.4 has to any extent been the cause of such action or inaction;

          (d) By either LCI or Qwest if (i) the approval by the stockholders of LCI required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the Required LCI Vote or (ii) the approval by the stockholders of Qwest required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the Required Qwest Vote, in each case upon the taking of such vote at a duly held meeting of stockholders of LCI or Qwest, as the case may be, or at any adjournment thereof;

          (e) By Qwest if the Board of Directors of LCI, prior to the LCI Stockholders Meeting (i) shall withdraw or modify in any adverse manner the Board Approval, (ii) shall approve or recommend a Superior Proposal pursuant to
Section 5.5 or (iii) shall resolve to take any of the actions specified in clauses (i) or (ii) above;

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

          (f) By LCI at any time prior to the LCI Stockholders Meeting, upon three Business Days' prior notice to Qwest, if the Board of Directors of LCI shall approve a Superior Proposal; PROVIDED, HOWEVER, that (i) LCI shall have complied with Section 5.5, (ii) the Board of Directors of LCI shall have concluded in good faith, after giving effect to all concessions which may be offered by Qwest pursuant to clause (iii) below, on the basis of the advice of its financial advisors and outside counsel, that such proposal is a Superior Proposal and (iii) prior to any such termination, LCI shall, and shall cause its financial and legal advisors to, negotiate with Qwest to make such adjustments in the terms and conditions of this Agreement as would enable Qwest to proceed with the transactions contemplated hereby; PROVIDED, HOWEVER, that it shall be a condition to termination by LCI pursuant to this Section 7.l(f) that LCI shall have made the payment of the Termination Fee to Qwest required by Section 7.2(b);

          (g) By Qwest if any Person who is not an affiliate of Qwest shall have acquired more than 50% of the LCI Common Stock;

          (h) By Qwest if a Stock Acquisition Date (as defined in the Rights Agreement) shall have occurred; and

          (i) By LCI, if its Board of Directors so determines by a vote of the majority of the members of its entire Board, at any time during the three-Business Day period commencing on the Determination Date (the "LCI EVALUATION PERIOD"), if the Average Price is less than $26.9531, SUBJECT, HOWEVER, to the following: (A) if LCI elects to exercise its termination right pursuant to this Section 7.1(i), it shall give Qwest written notice of its intention to terminate (the "TERMINATION NOTICE"), which termination shall be effective at the close of business on the third Business Day following the delivery of the Termination Notice (which Termination Notice may be withdrawn by LCI at any time prior to the effectiveness of such termination), (B) during the two-Business Day period commencing with the delivery of a Termination Notice (the "ADJUSTMENT ELECTION PERIOD"), Qwest shall have the option of adjusting the Exchange Ratio to equal the quotient determined by dividing $42 by the Average Price (rounded to the nearest 1/10,000) by delivering written notice to LCI within such two-Business Day period of its intention to so adjust the Exchange Ratio and (C) if Qwest makes an election to adjust the Exchange Ratio pursuant to the preceding clause (B) (an "ADJUSTMENT ELECTION"), then this Agreement shall not terminate pursuant to this Section 7.1(i) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 7.1(i).

          7.2 EFFECT OF TERMINATION.

          (a) In the event of termination of this Agreement by either LCI or Qwest as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Qwest or LCI or their respective officers or directors except with respect to Section 3.1(i), Section 3.2(h), the second sentence of Section 5.3, Section 5.7, this Section 7.2 and
Article VIII.

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


          (b) Qwest and LCI agree that LCI shall pay to Qwest the sum of $133 million (the "TERMINATION FEE") solely as follows: (i) if LCI shall terminate this Agreement pursuant to Section 7.1(f), (ii) if (A) LCI or Qwest shall terminate this Agreement pursuant to Section 7.1(d)(i) due to the failure of LCI's stockholders to approve and adopt this Agreement, (B) at any time after the date of this Agreement and at or before the time of the event giving rise to such termination there shall exist an Acquisition Proposal with respect to LCI and (C) within 12 months of the termination of this Agreement, LCI enters into a definitive agreement with any third party with respect to an Acquisition Proposal or an Acquisition Proposal is consummated, (iii) if Qwest shall terminate this Agreement pursuant to Section 7.1(e), 7.1(g) or 7.1(h), or (iv) if (A) Qwest shall terminate this Agreement pursuant to Section 7.1(b) or LCI or Qwest shall terminate this Agreement pursuant to Section 7.1(c), (B) at any time after the date of this Agreement and at or before the time of the event giving rise to such termination there shall exist an Acquisition Proposal, (C) following the existence of such Acquisition Proposal and prior to any such termination, LCI shall have intentionally breached (and not cured after notice thereof) any of its material covenants or agreements set forth in this Agreement in any material respect and (D) within 12 months of any such termination of this Agreement, LCI shall enter into a definitive agreement with any third party with respect to an Acquisition Proposal or an Acquisition Proposal is consummated.

          (c) The Termination Fee required to be paid pursuant to Section 7.2(b) shall be made prior to, and shall be a pre-condition to the effectiveness of termination of this Agreement by LCI pursuant to Section 7.1(f). Any other payment required to be made pursuant to Section 7.2(b) shall be made to Qwest not later than two Business Days after the entering into of a definitive agreement with respect to, or the consummation of, an Acquisition Proposal, as applicable, or a termination pursuant to Section 7.1(e), 7.1(g) or 7.1(h). All payments under this Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment.

          7.3 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of LCI and Qwest, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          7.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this

Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.


                                  ARTICLE VIII

                               GENERAL PROVISIONS

          8.1 NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article VIII. Nothing in this Section 8.1 shall relieve any party for any breach of any representation, warranty, covenant or other agreement in this Agreement occurring prior to termination.

          8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the tenth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

                          (a)      if to Qwest or Merger Sub, to

                                   Qwest Communications International Inc.
                                   1000 Qwest Tower
                                   555 Seventeenth Street
                                   Denver, Colorado 80202
                                   Fax: (303) 291-1724
                                   Attention: Robert S. Woodruff

                                   with a copy to

                                   O'Melveny & Myers LLP
                                   153 East 53rd Street
                                   New York, New York  10022-4611
                                   Fax: (212) 326-2061
                                   Attention: Drake S. Tempest

                                   and with a copy to

                                   Holme Roberts & Owen LLP
                                   1700 Lincoln Street
                                   Denver, Colorado  80203
                                   Fax: (303) 866-0200
                                   Attention: Martha D. Rehm

                          (b)      if to LCI to

                                   LCI International, Inc.
                                   8180 Greensboro Drive
                                   Suite 800
                                   McLean, Virginia 22102
                                   Fax: (703) 714-1750
                                   Attention: General Counsel

                                   with a copy to

                                   Simpson Thacher & Bartlett
                                   425 Lexington Avenue
                                   New York, New York  10017-3954
                                   Fax: (212) 455-2502
                                   Attention: Robert E. Spatt

                                   and with a copy to

                                   Kramer, Levin, Naftalis
                                     & Frankel
                                   919 Third Avenue
                                   New York, New York  10022
                                   Fax: (212) 715-8000
                                   Attention: Peter S. Kolevzon


          8.3 INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents, glossary of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

          8.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

          8.5 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES.

          (a) This Agreement and the agreements  referred to in Sections 1.9 and
5.3 constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement.

          (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than
Section 5.8 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

          8.6 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware.

          8.7 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

          8.8 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct wholly owned Subsidiary of Qwest without the consent of LCI, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          8.9 SUBMISSION TO JURISDICTION; WAIVERS. Each of Qwest and LCI irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Chancery or other Courts of the State of Delaware, and each of Qwest and LCI hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of Qwest and LCI hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this

Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 8.9, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. This Agreement does not involve less than $100,000, and the parties intend that 6 DEL.C. ss.2708 shall apply to this Agreement.

          8.10 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

          8.11 DEFINITIONS. As used in this Agreement:

          (a) "BENEFIT PLANS" means, with respect to any Person, each employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, stay agreement or bonus, change in control and severance plan, program, arrangement and contract) all of the foregoing in effect on the date of this Agreement or disclosed on Section 4.1(c) of the LCI Disclosure Schedule, to which such Person or its Subsidiary is a party, which is maintained or contributed to by such Person, or with respect to which such Person could incur material liability under Section 4069, 4201 or 4212(c) of ERISA.

          (b) "BOARD OF DIRECTORS" means the Board of Directors of any specified Person and any committees thereof.

          (c) "BUSINESS DAY" means any day on which banks are not required or authorized to close in the City of New York.

          (d) "MATERIAL ADVERSE EFFECT" means, with respect to any entity, any adverse change, circumstance or effect that, individually or in the aggregate with all other adverse changes, circumstances and effects, is or is reasonably likely to be materially adverse to the business, financial condition or results of operations of such entity and its Subsidiaries taken as a whole, other than any change, circumstance or effect relating to (i) the economy or securities markets in general or (ii) the industries in which Qwest or LCI operate and not specifically relating to Qwest or LCI.

          (e) "THE OTHER PARTY" means, with respect to LCI, Qwest and means, with respect to Qwest, LCI.

          (f) "PERSON" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

          (g) "SUBSIDIARY" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

          (h) "SUPERIOR PROPOSAL" means a bona fide written Acquisition Proposal which the Board of Directors of LCI concludes in good faith (after consultation with its financial advisors and legal counsel), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, (i) would, if consummated, result in a transaction that is more favorable to LCI's stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by this Agreement and (ii) is reasonably capable of being completed (provided that for purposes of this definition the term Acquisition Proposal shall have the meaning assigned to such term in Section 5.5 except that the references to "15%" and "20%" in the definition of "Acquisition Proposal" shall each be deemed to be a reference to "50%" and "Acquisition Proposal" shall only be deemed to refer to a transaction involving LCI, or with respect to assets (including the shares of any Subsidiary of LCI) of LCI and its Subsidiaries, taken as a whole, and not any of its Subsidiaries alone).

          8.12 OTHER AGREEMENTS. The parties hereto acknowledge and agree that, except as otherwise expressly set forth in this Agreement, the rights and obligations of LCI and Qwest under any other agreement between the parties shall not be affected by any provision of this Agreement.

                         ------------------------------

                           [Intentionally Left Blank]

         IN WITNESS WHEREOF, Qwest, LCI and Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of March 8, 1998.


                                   QWEST COMMUNICATIONS INTERNATONAL INC.


                                   By: /s/ JOSEPH P. NACCHIO
                                      ------------------------------------------
                                      Name:  Joseph P. Nacchio
                                      Title: President



                                   QWEST 1998-L ACQUISITION CORP.


                                   By: /s/ JOSEPH P. NACCHIO
                                      ------------------------------------------
                                      Name:  Joseph P. Nacchio
                                      Title: President



                                   LCI INTERNATIONAL, INC.


                                   By: /s/ H. BRIAN THOMPSON
                                      ------------------------------------------
                                      Name: H. Brian Thompson
                                      Title: Chairman of the Board and
                                             Chief Executive Officer

                                                                     EXHIBIT 1.9

                                     FORM OF

                                VOTING AGREEMENT


          VOTING AGREEMENT dated as of March 8, 1998 (this "AGREEMENT") among PHILIP F. ANSCHUTZ ("SHAREHOLDER"), ANSCHUTZ COMPANY, a Delaware corporation that is wholly owned by Shareholder ("RECORD HOLDER"), and LCI INTERNATIONAL, INC., a Delaware corporation (together with its successors and assigns, "LCI").

                                    RECITALS

          A. Shareholder beneficially owns not less than 170,000,000 shares of Common Stock, par value $.01 per share, of Qwest Corporation, a Delaware corporation ("QWEST" and the "QWEST COMMON STOCK"). All such shares, together with all other shares of capital stock of Qwest with respect to which Shareholder has beneficial ownership as of the date of this Agreement, are referred to as the "SUBJECT SHARES"; PROVIDED that any such share shall cease to be a "Subject Share" from and after the time that such share is transferred pursuant to Section 2 and ceases to be subject to the Voting Documents (as defined below) in accordance with the terms of Section 2. Record Holder is the record owner of all of the Subject Shares.

          B. Qwest, Qwest 1998-L Acquisition Corp., a Delaware corporation ("MERGER SUB"), and LCI are, simultaneously with the execution hereof, entering into an Agreement and Plan of Merger dated as of March 8, 1998 (the "MERGER AGREEMENT") providing for the merger of Merger Sub with and into LCI (the "MERGER"). Terms not otherwise defined in this Agreement have the meanings stated in the Merger Agreement.

          C. The Board of Directors of Qwest has approved an amendment to the Amended and Restated Certificate of Incorporation of Qwest to increase the number of authorized shares of Qwest Common Stock.

          D. Shareholder, Record Holder and LCI desire to enter into this Agreement to provide for, among other things, (1) the obligation of Shareholder to cause Record Holder to vote the Subject Shares at the Qwest Stockholders Meeting to approve the Share Issuance and the Qwest Charter Amendment and (2) certain restrictions on (A) the sale or other transfer of the record ownership or the beneficial ownership, or both, of the Subject Shares by Shareholder and Record Holder and (B) the acquisition by Shareholder or Record Holder of beneficial ownership of additional shares of capital stock of Qwest from any Person other than Qwest, in each case until the consummation of the Merger or the termination of the Merger Agreement. This Agreement and all other agreements, instruments and other documents executed and delivered by Shareholder and Record


                                   Exh. 1.9-2

Holder in connection with this Agreement are collectively referred to as the "VOTING DOCUMENTS".

          E. Shareholder and Record Holder acknowledge that LCI is entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of Shareholder and Record Holder set forth in this Agreement and would not enter into the Merger Agreement if Shareholder and Record Holder did not enter into this Agreement.

                                    AGREEMENT

          The parties agree as follows:

          SECTION 1. COVENANTS OF SHAREHOLDER AND RECORD HOLDER.

          (a) VOTING. Until the day following the termination of this Agreement, subject to the receipt of proper notice and the absence of a preliminary or permanent injunction or other final order by any United States federal court or state court barring such action, Shareholder shall cause Record Holder to do, and Record Holder shall do, the following:

                  (1) be present, in person or represented by proxy, at each meeting (whether annual or special, and whether or not an adjourned or postponed meeting) of the stockholders of Qwest, however called, or in connection with any written consent of the stockholders of Qwest, so that all Subject Shares then entitled to vote may be counted for the purposes of determining the presence of a quorum at such meetings; and

                  (2) at each such meeting held before the Effective Time and with respect to each such written consent, vote (or cause to be voted), or deliver a written consent (or cause a consent to be delivered) covering, all the Subject Shares to approve the Share Issuance and the Qwest Charter Amendment and any action required in furtherance thereof.

          (b) STOCK ACQUISITIONS. Until the day following the termination of this Agreement, Shareholder shall not, and shall cause Record Holder and his other affiliates not to, acquire, from any Person other than Qwest, beneficial ownership of any additional shares of Qwest Common Stock; PROVIDED, HOWEVER, that Qwest may purchase shares of Qwest Common Stock to the extent permitted by the Merger Agreement and subject to the terms thereof.

          (c) NO INCONSISTENT AGREEMENTS. Until the day following the termination of this Agreement, Shareholder and Record Holder, shall not enter into any voting agreement or grant a proxy or power of attorney with respect to the Subject Shares which is inconsistent with this Agreement.

                                   Exh. 1.9-3

          (d) REVIEW OF MERGER AGREEMENT. Both Shareholder and Record Holder acknowledge receipt and review of a copy of the Merger Agreement.

          SECTION 2. TRANSFER OF SUBJECT SHARES. During the term of this Agreement, Shareholder agrees not to transfer record or beneficial ownership of any shares of capital stock of Record Holder, and Shareholder and Record Holder shall not transfer record ownership or beneficial ownership, or both, of any Subject Shares except in each case to the extent permitted in the following sentences. Shareholder may transfer record or beneficial ownership, or both, of any shares of capital stock of Record Holder to any Person that is wholly owned, directly or indirectly, by Shareholder; PROVIDED that each such Person, and each Person that directly or indirectly is the record or beneficial owner of the shares of capital stock of such Person, shall then be a party to this Agreement or shall have executed and delivered an agreement by which such Person agrees to be bound by Sections 1, 2 and 4 of this Agreement with respect to such shares. Shareholder and Record Holder may transfer record ownership or beneficial ownership, or both, of any Subject Shares, and such shares shall cease to be subject to the Voting Documents; PROVIDED, that (x) if, as a result of such transfer, less than 51% of the outstanding shares of Qwest Common Stock would be subject to the Voting Documents, then the Person to whom record ownership or beneficial ownership, or both, of such shares shall be transferred shall execute and deliver to LCI an agreement by which such transferee agrees that such shares shall be Subject Shares that are subject to the Voting Documents and agrees to be bound by Sections 1, 2 and 4 of this Agreement with respect to such shares and (y) in any event, on the record date for the meeting of the stockholders of Qwest at which the Share Issuance and the Qwest Charter Amendment shall be presented for their approval or with respect to any written consent in lieu thereof, the Subject Shares shall constitute a majority of the outstanding shares of Qwest Common Stock. For the purposes of this Agreement, the term "TRANSFER" means a sale, an assignment, a grant, a transfer, a pledge, the creation of a lien or other disposition of any Subject Shares or any interest of any nature in any Subject Shares, including, without limitation, the "beneficial ownership" of such Subject Shares (as determined pursuant to Regulation 13D-G under the Exchange Act).

          SECTION 3. REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER. Shareholder and Record Holder, jointly and severally, represent and warrant to LCI as follows:

          (a) EXISTENCE AND POWER. Record Holder (1) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and (2) has all requisite corporate power and authority to execute and deliver each Voting Document to which it is or may become a party.

          (b) AUTHORIZATION; CONTRAVENTION. The execution and delivery by Shareholder and Record Holder of each Voting Document and the performance by it of its obligations under each Voting Document have, (1) in the case of Record Holder, been duly authorized by all necessary corporate action and (2) do not and will not conflict with or result in a Violation pursuant to, (A) in the case of Record Holder, any provision of its certificate of incorporation or bylaws, or (B) in the case of Shareholder and Record Holder,


                                   Exh. 1.9-4
any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Shareholder or Record Holder, as the case may be, the Subject Shares or any of Shareholder's or Record Holder's other properties or assets.

          (c) BINDING EFFECT. Each Voting Document constitutes, or when executed and delivered by Shareholder and Record Holder will constitute, a valid and binding obligation of Shareholder and Record Holder, respectively, enforceable against Shareholder or Record Holder, as the case may be, in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors' generally, by general equity principles, (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

          (d) OWNERSHIP. Shareholder and Record Holder are the only beneficial owners of the Subject Shares, free and clear of all liens, and Record Holder is the sole record holder of the Subject Shares, free and clear of liens, except in each case with respect to pledges or other liens that Shareholder or Record Holder or both would be entitled to effect or create as of the date of this Agreement pursuant to the third sentence of Section 2 and in accordance with the terms thereof. As of the date of this Agreement, Shareholder does not own beneficially or of record any equity securities of Qwest other than the Subject Shares and Record Holder does not own beneficially or of record any equity securities of Qwest other than the Subject Shares and the Qwest Warrants. Shareholder is the sole record and beneficial owner of all of the capital stock of Record Holder, free and clear of all liens, Neither Shareholder nor Record Holder has appointed or granted any proxy which is still effective with respect to Subject Shares.

          (e) LITIGATION. There is no action, suit, investigation, complaint or other proceeding pending against Shareholder or Record Holder or, to the knowledge of Shareholder or Record Holder, threatened against Shareholder or Record Holder or any other Person that restricts in any material respect or prohibits (or, if successful, would restrict or prohibit) the exercise by any party or beneficiary of its rights under any Voting Document or the performance by any party of its obligations under any Voting Document.

          SECTION 4. MISCELLANEOUS PROVISIONS.

          (a) NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed duly given (1) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (2) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (3) on the tenth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be given the party at its address stated on the signature pages of this Agreement or at any other address as the party may specify for this purpose by notice to the other party.

                                   Exh. 1.9-5

          (b) NO WAIVERS; REMEDIES; SPECIFIC PERFORMANCE.

                  (1) No failure or delay by LCI in exercising any right, power or privilege under any Voting Document shall operate as a waiver of the right, power or privilege. A single or partial exercise of any right, power or privilege shall not preclude any other or further exercise of the right, power or privilege or the exercise of any other right, power or privilege. The rights and remedies provided in the Voting Documents shall be cumulative and not exclusive of any rights or remedies provided by law.

                  (2) In view of the uniqueness of the agreements contained in the Voting Documents and the transactions contemplated hereby and thereby and the fact that LCI would not have an adequate remedy at law for money damages in the event that any obligation under any Voting Document is not performed in accordance with its terms, each of Shareholder and Record Holder therefore agrees that LCI shall be entitled to specific enforcement of the terms of each Voting Document in addition to any other remedy to which LCI may be entitled, at law or in equity.

          (c) AMENDMENTS, ETC. No amendment, modification, termination, or waiver of any provision of any Voting Document, and no consent to any departure by any of Shareholder, Record Holder and LCI from any provision of any Voting Document, shall be effective unless it shall be in writing and signed and delivered by each of Shareholder, Record Holder and LCI, and then it shall be effective only in the specific instance and for the specific purpose for which it is given.

          (d) SUCCESSORS AND ASSIGNS; THIRD PARTY BENEFICIARIES.

                  (1) No party shall assign any of its rights or delegate any of its obligations under any Voting Document. Any assignment or delegation in contravention of this Section 4(d) shall be void AB INITIO and shall not relieve the assigning or delegating party of any obligation under any Voting Document.

                  (2) The provisions of each Voting Document shall be binding upon and inure solely to the benefit of the parties hereto, the express beneficiaries thereof (to the extent provided therein) and their respective permitted heirs, executors, legal representatives, successors and assigns, and no other person.

          (e) GOVERNING LAW. Each Voting Document and all rights, remedies, liabilities, powers and duties of the parties hereto and thereto, shall be governed in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws.

          (f) SEVERABILITY OF PROVISIONS. If any term or other provision of any Voting Document is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of such Voting Document shall nevertheless remain in full force

                                   Exh. 1.9-6
and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify such Voting Document so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

          (g) HEADINGS AND REFERENCES. Article and section headings in any Voting Document are included for the convenience of reference only and do not constitute a part of the Voting Document for any other purpose. References to parties, express beneficiaries, articles and sections in any Voting Document are references to parties to or the express beneficiaries and sections of the Voting Document, as the case may be, unless the context shall require otherwise. Any of the terms defined in this Agreement may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. The use in this Agreement of the word "include" or "including," when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

          (h) ENTIRE AGREEMENT. The Voting Documents embody the entire agreement and understanding of Shareholder, Record Holder and LCI, and supersedes all prior agreements or understandings, with respect to the subject matters of the Voting Documents.

          (i) SURVIVAL. Except as otherwise specifically provided in any Voting Document, each representation, warranty or covenant of a party contained in the Voting Document shall remain in full force and effect, notwithstanding any investigation or notice to the contrary or any waiver by any other party or beneficiary of a related condition precedent to the performance by the other party or beneficiary of an obligation under the Voting Document.

          (j) SUBMISSION TO JURISDICTION; WAIVERS. Each of Shareholder, Record Holder and LCI irrevocably agrees that any legal action or proceeding with respect to any Voting Document or for recognition and enforcement of any judgment in respect hereof or thereof brought by the other party hereto or its successors or assigns may be brought and determined in the Chancery or other Courts of the State of Delaware, and each of Shareholder, Record Holder and LCI hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of Shareholder, Record Holder and LCI hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to any Voting


                                   Exh. 1.9-7

Document, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 4(j), (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) such Voting Document, or the subject matter hereof or thereof, may not be enforced in or by such courts. This Agreement does not involve less than $100,000, and the parties intend that 6 DEL.C. ss.2708 shall apply to this Agreement.

          (k) WAIVER OF JURY TRIAL. Each party, and each express beneficiary of a Voting Document as a condition of its right to enforce or defend any right under or in connection with such Voting Document, waives any right to a trial by jury in any Action to enforce or defend any right under any Voting Document and agrees that any Action shall be tried before a court and not before a jury.

          (l) TERMINATION. LCI may terminate this Agreement at any time upon written notice to each of Shareholder and Record Holder. Unless terminated earlier by LCI or by mutual agreement of the parties, this Agreement shall terminate upon the first to occur of (i) consummation of the Merger and (ii) the termination of Merger Agreement pursuant to Section 7.1 thereof.

          (m) COUNTERPARTS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were on the same instrument.

                              --------------------

                           [Intentionally Left Blank]


                                   Exh. 1.9-8

          IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

                                      PHILIP F. ANSCHUTZ


                                      ------------------------------------------

                                      Address:   2400 Qwest Tower
                                                 555 Seventeenth Street
                                                 Denver, Colorado 80202

                                      Telecopy:  (303) 298-8881



                                      ANSCHUTZ COMPANY


                                      By:
                                          --------------------------------------
                                          Name:  Cannon Y. Harvey
                                                 Title:  President

                                      Address:   2400 Qwest Tower
                                                 555 Seventeenth Street
                                                 Denver, Colorado 80202

                                      Telecopy:  (303) 298-8881



                                      LCI INTERNATIONAL, INC.


                                      By:
                                          --------------------------------------
                                          Name:  H. Brian Thompson
                                          Title: Chairman of the Board and
                                                   Chief Executive Officer

                                      Address:   8180 Greensboro Drive
                                                 Suite 800
                                                 McLean, Virginia  22102

                                      Telecopy:  (703) 714-1750

                                                                     EXHIBIT 5.6


               ASSUMPTION OF LCI STOCK OPTIONS AND LCI WARRANT

                          (1) Each LCI Stock Option and LCI Warrant outstanding at the Effective Time shall be assumed by Qwest and deemed to constitute an option to acquire, and each LCI Warrant shall be deemed to constitute a warrant to acquire, on the same terms and conditions, MUTATIS MUTANDIS, as were applicable under such LCI Stock Option or such LCI Warrant prior to the Effective Time, the number of shares of Qwest Common Stock as the holder of such LCI Stock Option or LCI Warrant would have been entitled to receive pursuant to the Merger had such holder exercised such LCI Stock Option or such LCI Warrant in full immediately prior to the Effective Time (not taking into account whether or not such option was in fact exercisable) at a price per share equal to (a) the aggregate exercise price for LCI Common Stock otherwise purchasable pursuant to such LCI Stock Option divided by (b) the number of shares of Qwest Common Stock deemed purchasable pursuant to such assumed LCI Stock Option or such LCI Warrant; PROVIDED that the number of shares of Qwest Common Stock that may be purchased upon exercise of any such LCI Stock Option or such LCI Warrant shall not include any fractional share and, upon exercise of such LCI Stock Option or such LCI Warrant, a cash payment shall be made for any fractional share based upon the last sale price per share of Qwest Common Stock on the trading day immediately preceding the date of exercise. All such LCI Stock Options shall be immediately exercisable by the holder thereof at or after the Effective Time, notwithstanding any provision to the contrary set forth in any option agreement (including, without limitation, any provision restricting the acceleration of such options in respect of any limit on deductibility under Section 280G of the Code). Within three Business Days after the Effective Time, Qwest shall cause to be delivered to each holder of an outstanding LCI Stock Option an appropriate notice setting forth such holder's rights pursuant thereto, and such assumed LCI Stock Option or such LCI Warrant (as adjusted with respect to exercise price and the number of shares of Qwest Common Stock purchasable) shall continue in effect on the same terms and conditions. From and after the Effective Time, Qwest shall comply with the terms of the warrant agreement pursuant to which the LCI Warrant was issued (the "WARRANT AGREEMENTS") and the LCI Stock Option Plans pursuant to which the LCI Stock Options were granted. The adjustments provided in this Exhibit 5.6 with respect to any Stock Options that are "incentive stock options" (as defined in Section 422 of the Code) shall be effected in a manner consistent with
         Section 424(a) of the Code.

                          (2) Qwest shall cause to be taken all corporate action necessary to reserve for issuance a sufficient number of shares of Qwest Common Stock for delivery upon exercise of LCI Stock Options and LCI Warrants in accordance with this Exhibit 5.6. Within three Business Days after the Effective Time, Qwest shall cause the Qwest Common Stock subject to LCI Stock Options and, to the extent required by the respective Warrant Agreements, subject to the LCI Warrants to be

                                    Ex. 5.6-1
         registered under the Securities Act pursuant to a registration statement on Form S-8 (or any successor or other appropriate forms), and shall use its best efforts to cause the effectiveness of such registration statement (and the current status of the prospectus or prospectuses contained therein) to be maintained for so long as the LCI Stock Options remain outstanding.

                          (3) LCI shall take such action as is necessary to cause the ending date of the then current offering period under each LCI employee stock purchase plan (including any stock purchase plan of a company acquired by LCI) to be prior to the Effective Time and on such date as is determined in accordance with the terms of such plan (the "FINAL PURCHASE DATE"); PROVIDED that such change in the offering period shall be conditioned upon the consummation of the Merger. On the Final Purchase Date, the LCI shall apply the funds credited as of such date under such LCI Employee Stock Purchase Plan within each participant's payroll withholding account to the purchase of whole shares of LCI Common Stock in accordance with the terms of such LCI employee stock purchase plan.

                          (4) LCI shall use its best efforts to provide, on or prior to the Closing Date, a written acknowledgment of each holder of a LCI Stock Option or an LCI Warrant that such LCI Stock Option or LCI Warrant from and after the Effective Time is exercisable for shares of Qwest Common Stock as provided herein; provided that LCI need not do so if Qwest determines to its reasonable satisfaction that the terms of such LCI Stock Option or LCI Warrant provide that, after giving effect to any permitted action by the Board of Directors of LCI or any committee thereof, from and after the Effective Time, such LCI Stock Option or LCI Warrant shall be exercisable only for shares of Qwest Common Stock and not for shares for stock of the Surviving Corporation or any other entity.


                                    Ex. 5.6-2